                                                                     Exhibit 2.1
                                                                     -----------


                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


---------------------------------)
In re:                           )
                                 )
AMERICAN WHITE CROSS, INC.,      )
a Delaware corporation,          )     Chapter 11
ACME/CHASTON PUERTO RICO, INC.,  )     Case No. 96-01109 (PJW)
a Delaware corporation, and      )
WEAVER MANUFACTURING             )
CORPORATION,                     )
a New Jersey Corporation         )
                                 )
               Debtors           )
---------------------------------)



                         ASSET PURCHASE AGREEMENT AMONG
              NUTRAMAX PRODUCTS, INC., AMERICAN WHITE CROSS, INC.
                      AND WEAVER MANUFACTURING CORPORATION

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                     NUTRAMAX PRODUCTS, INC., AS PURCHASER

                                      AND

                           AMERICAN WHITE CROSS, INC.

                                      AND

                  WEAVER MANUFACTURING CORPORATION, AS SELLERS



                           DATED AS OF JULY 21, 1997

                               TABLE OF CONTENTS

                                                                                       Page
CERTAIN DEFINITIONS...................................................................  2

ARTICLE I

        PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES..........................  10
        1.1   Acquired Assets.........................................................  10
        1.2   Assignment of Contracts, Licenses and Lease.............................  13
        1.3   Excluded Assets.........................................................  14
        1.4   Assumed Obligations.....................................................  15
        1.5   No Other Liabilities Assumed............................................  16

ARTICLE II

        PURCHASE PRICE AND PAYMENT....................................................  17
        2.1   Purchase Price..........................................................  17
        2.2   Payment of Estimated Closing Purchase Price; Purchase Price Adjustments.  17
        2.3   Allocation of Purchase Price............................................  19
        2.4   Further Assurances......................................................  19

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLERS.....................................  20
        3.1   Due Incorporation, etc..................................................  20
        3.2   Due Authorization.......................................................  20
        3.3   Permits; Compliance with Law; Consent...................................  20
        3.4   Financial Statements and Obligations....................................  21
        3.5   No Adverse Change.......................................................  21
        3.6   Title to and Condition of Properties....................................  22
        3.7   Intellectual Property...................................................  23
        3.8   Customer List...........................................................  24
        3.9   Suppliers...............................................................  25
        3.11  Employee Benefit Plan...................................................  25
        3.12  No Defaults or Violations...............................................  25
        3.13  Certain Environmental Matters...........................................  26
        3.14  Litigation..............................................................  27
        3.15  Taxes...................................................................  27
        3.16  Condition of Assets.....................................................  28
        3.17  Brokers.................................................................  28
        3.18  Insurance Policies......................................................  28
        3.19  Assets Sufficient for Conduct of Business...............................  28
        3.20  Products Liability......................................................  28

                                      (i)

         3.21 Labor Disputes; Compliance................................................ 29
         3.22 Employees; Officers....................................................... 30
         3.23 WARN Act.................................................................. 30
         3.24 Collectibility of Accounts Receivable..................................... 30
         3.26 FDA Matters............................................................... 30
         3.27 Accuracy of Statements.................................................... 31

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................... 31
         4.1  Due Incorporation, etc.................................................... 31
         4.2  Corporate Authority....................................................... 31
         4.3  Consents.................................................................. 31
         4.4  Financing................................................................. 32
         4.5  Brokers................................................................... 32

ARTICLE V

         COVENANTS OF SELLERS........................................................... 32
         5.1  Implementing Agreement.................................................... 32
         5.2  Cooperation of Sellers; Access to Information............................. 32
         5.3  Preservation of Business.................................................. 32
         5.4  Conduct of the Business................................................... 32
         5.5  Books and Records......................................................... 34
         5.6  Compensation.............................................................. 34
         5.7  Consents and Approvals.................................................... 34
         5.8  No Default................................................................ 35
         5.9  Compliance with Laws...................................................... 35
         5.10 No Modifications.......................................................... 35
         5.11 Bankruptcy Actions........................................................ 35
         5.12 Approval of Certain Contracts............................................. 36
         5.13 Referral of Business Opportunities........................................ 36
         5.14 Public Announcements...................................................... 36
         5.15 Interim Financial Information............................................. 37
         5.16 No Solicitation or Negotiation............................................ 37
         5.17 Notice of Developments.................................................... 38
         5.18 Break-up Fee.............................................................. 38
         5.19 Compliance with WARN Act.................................................. 38
         5.20 Environmental Responses................................................... 38
         5.21 Lease Amendment........................................................... 39
         5.22 Time-Warner/United Features License Assignments........................... 39
         5.23 Capitalized Lease Obligations............................................. 39
         5.24 Slow Moving Inventory Matters............................................. 39
         5.25 Exchange Act Filings...................................................... 39

                                     (ii)

ARTICLE VI

         COVENANTS OF PURCHASER.......................................................... 40
         6.1   Implementing Agreement.................................................... 40
         6.2   Consents and Approvals.................................................... 40
         6.3   Access to Information..................................................... 40
         6.4   Assumed Obligations....................................................... 40
         6.5   Payment of Purchase Price................................................. 40
         6.6   Silent Nite/Airmax Matters................................................ 40
         6.7   Accounts Receivables...................................................... 41
         6.8   Lease Amendment........................................................... 41

ARTICLE VII

         RIGHT OF FIRST REFUSAL.......................................................... 41
         7.1   Overbid Procedures and Right of First Refusal............................. 41
         7.2   Survival.................................................................. 43

ARTICLE VIII

         CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER................................ 43
         8.1   Warranties True as of Both Present Date and Closing Date.................. 43
         8.2   Compliance with Agreement and Covenants; Certificates..................... 43
         8.3   Bankruptcy Conditions..................................................... 43
         8.4   [Intentionally Omitted]................................................... 44
         8.5   No Material Adverse Change................................................ 44
         8.6   Business and Legal Review................................................. 44
         8.7   Actions or Proceedings.................................................... 44
         8.8   Other Agreements.......................................................... 44
         8.9   Physical Count............................................................ 44
         8.10  Other Documents........................................................... 44
         8.11  Equipment and Vehicles Title.............................................. 45
         8.12  Bankruptcy Orders......................................................... 45
         8.13  Consents and Approvals; Permits........................................... 45
         8.14  Non-Compete and Confidentiality Obligations............................... 45
         8.15  Lease Amendment........................................................... 45
         8.16  Time-Warner/United Features License Assignments........................... 45
         8.17  Financing................................................................. 46
         8.18  Capitalized Lease Obligations............................................. 46
         8.19  Weaver Environmental Matters.............................................. 46

                                     (iii)

ARTICLE IX

        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.................................. 46
        9.1   Warranties True as of Both Present Date and Closing Date.................. 46
        9.2   Compliance with Agreements and Covenants; Certificates.................... 46
        9.3   Actions or Proceedings.................................................... 47
        9.4   Bankruptcy Conditions..................................................... 47
        9.5   Other Documents........................................................... 47

ARTICLE X

        CLOSING......................................................................... 47
        10.1  Closing................................................................... 47
        10.2  Deliveries by Sellers..................................................... 48
        10.3  Deliveries by Purchaser................................................... 48

ARTICLE XI

        TERMINATION..................................................................... 48
        11.1  Termination............................................................... 48
        11.2  Break-up Fee.............................................................. 49
        11.3  Effect of Termination..................................................... 50
        11.4  Purchaser's Escrow Fund................................................... 50

ARTICLE XII

        SURVIVAL AND REMEDY; INDEMNIFICATION............................................ 50
        12.1  Survival.................................................................. 50
        12.2  Indemnification by Sellers................................................ 51
        12.3  Indemnification by Purchaser.............................................. 51
        12.4  Indemnity Limits.......................................................... 52
        12.5  Third-Party Claims........................................................ 52
        12.6  Determination of Indemnification Amount................................... 54

ARTICLE XIII

        INSURANCE AND OTHER MATTERS..................................................... 54
        13.1  Certain Insurance Matters................................................. 54
        13.2  Weaver Environmental Matters.............................................. 55

ARTICLE XIV

        NONCOMPETITION AND CONFIDENTIALITY.............................................. 56

                                     (iv)

ARTICLE XV
        MISCELLANEOUS..................................................................... 58
        15.1    Expenses.................................................................. 58
        15.2    Amendment; Supplemental Disclosure........................................ 58
        15.3    Notices................................................................... 58
        15.4    Waivers................................................................... 60
        15.5    Counterparts.............................................................. 60
        15.6    Headings.................................................................. 60
        15.7    APPLICABLE LAW............................................................ 60
        15.8    Binding Nature; Assignment................................................ 60
        15.9    No Third Party Beneficiaries.............................................. 61
        15.10   Tax Matters............................................................... 61
        15.11   Other Instruments......................................................... 61
        15.12   Construction.............................................................. 61
        15.13   Entire Understanding...................................................... 62

                                      (v)

EXHIBITS
--------

EXHIBIT A      Form of Sellers' Escrow Agreement
EXHIBIT 5.11   Form of Sale Procedures Order
EXHIBIT 7.1(a) Form of 363 Order and 365 Order

SCHEDULES
---------

1.1(g)    Owned Real Property and Leased Real Property
1.1(n)    Intellectual Property
1.1(o)    Claims, Deposits, Leasehold Improvement, Prepaids, etc.
1.2(b)    Open Purchase Orders and Contracts (at signing and closing)
1.2(c)    Open Customer Orders and Customer Agreements (at signing and closing)
1.2(e)    Assumed Contracts
1.3(a)    Excluded Fixed Assets
1.3(b)    Excluded Inventory
1.3(d)    Certain Excluded Assets and Rights Not Relating to the Business
2.3       Allocation of Purchase Price
3.3       Permits and Required Consents
3.4(a)    AWC Financial Statements
3.4(b)    Business and Interim Financial Statements
3.5       Adverse Changes to Business
3.6       Title to and Condition of Properties
3.7       Encumbrances on the AWC Mark
3.8       Customer List and Lost Customers
3.9       Suppliers
3.10      Material Contracts
3.11      Benefit Plans
3.12      No Defaults or Violations
3.13      Environmental Breaches
3.14      Litigation
3.15      Taxes
3.16      Condition of Assets
3.18      Insurance Policies
3.20      Product Liability Claims
3.21      Labor Disputes; Compliance
3.22      Employees; Officers
3.25      Inventories
3.26      FDA Matters
5.23      Capitalized Lease Obligations
5.6       Changes in Compensation

APPENDICES
----------

Appendix A     Exceptions to Slow Moving Inventory

                                      (vi)

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT is dated as of July 21, 1997, by and among NutraMax Products, Inc., a corporation organized under the laws of the State of Delaware ("Purchaser"), and American White Cross, Inc., a corporation organized
           ---------
under the laws of the State of Delaware ("AWC"), and AWC's wholly owned
                                          ---
subsidiary, Weaver Manufacturing Corporation, a corporation organized under the laws of the State of New Jersey ("Weaver" and, together with AWC, the "Sellers"). In consideration of the mutual covenants, agreements and warranties
 -------
herein contained, the parties hereto agree as follows:

                              CERTAIN DEFINITIONS
                              -------------------

     Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

     "Accounts Receivable" is defined in Section 1.1(f).
      -------------------                --------------

     "Accounts Receivable Adjustment Value" is defined in Section 2.1(d).
      ------------------------------------                --------------

     "Acquired Assets" is defined in Section 1.1.
      ---------------                -----------

     "Acquisition Proposal" is defined in Section 5.16.
      --------------------                ------------

     "Active Account" means any account that would have purchased a product it
      --------------
carries from Sellers in the last 90 days, except for those accounts deemed to be lost accounts set forth on Schedule 3.8.
                           ------------

     "Affiliate Obligations" means Sellers' debt and other obligations and
      ---------------------
liabilities to affiliates and stockholders of Sellers, and includes all interest, fees, costs and similar amounts payable by Sellers in respect thereof.

     "Agreement" means this Asset Purchase Agreement, including all Exhibits and
      ---------
Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Alternative Transaction" means an Acquisition Proposal made by a Third
      -----------------------
Party, or a plan of reorganization of Sellers not involving Purchaser which the Bankruptcy Court approves, endorses or accepts instead of the transactions contemplated by this Agreement.

     "Article XIV Parties" means each of the Sellers, Mr. Howard Koenig and Mr.
      -------------------
Scott Vertrees.

     "Assumed Obligations" is defined in Section 1.4.
      -------------------                -----------

     "Assumed Contracts" is defined in Section 1.2(e).
      -----------------                --------------

     "Authority" is defined within the definition of "Environmental Lien."
      ---------

     "AWC Financial Statements" means the consolidated financial statements of
      ------------------------
AWC as of and for the years ended December 31, 1996 and 1995, the six month period ended June 30, 1997, consisting of the balance sheet at such dates and the related statements of operations and cash flows for the periods then ended, audited (in the case of the financial statements for the years ended December 31, 1996 and 1995) by Arthur Andersen LLP, certified public accountants, copies of which are attached hereto as Schedule 3.4(a).
                                ---------------

     "AWCL" is defined in Section 1.1(o).
      ----                --------------

     "AWCL Purchase Agreement" is defined in Section 1.1(o).
      -----------------------                --------------

     "AWC Mark" means the name "American White Cross" and all of its
      --------
derivatives.

     "Bankruptcy Code" means title 11 of the United States Code, sections 101-
      ---------------
1330.

     "Bankruptcy Court" means the United States Bankruptcy Court for the
      ----------------
District of Delaware, having jurisdiction over Seller and its assets in the Chapter 11 Cases.

     "Break-up Fee" means an amount equal to $1,000,000.
      ------------

     "Bulk Sales Laws" means the Uniform Commercial Code Bulk Transfer
      ---------------
provisions of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Sellers hereunder.

     "Business" means the business conducted utilizing those operating assets
      --------
and operations of Sellers for the manufacture, sale and distribution of disposable first aid products such as adhesive bandages, patented easy-opening bandages, sterile pads, medical tape, waterproof tape and other wound dressings, surgical sponges, eye pads, stockinette and esmark products, surgical cauteries and podiatry products, sold under Sellers' customers' private or store brand labels or under Sellers' own national brands labels, principally to the consumer and healthcare markets, and first aid kits and related first aid products marketed to various industrial safety suppliers and automotive manufacturers.

     "Business Financial Statements" means the internal, unaudited statements
      -----------------------------
for the Business reflecting sales and direct material costs on a product line basis and direct costs of labor and direct manufacturing overhead costs for the year ended December 31, 1996 and for the four months ended May 6, 1997, copies of which are attached as Schedule 3.4(b).
                         ---------------

     "Cape Ann" means Cape Ann Investors, L.L.C.
      --------

     "Cash" means all cash (including Restricted Cash), certificates of deposit,
      ----
bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

     "Chapter 11 Cases" means the cases commenced by Sellers and ACME/Chaston
      ----------------
Puerto Rico, Inc. pending in the Bankruptcy Court under docket Nos. 96-01109
(PJW) through 96-01111 (PJW) and jointly administered under chapter 11 of the Bankruptcy Code.

     "Chilmark" means Chilmark Fund II, L.P.
      --------

     "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing,
      -----
investigation, notice of violation, litigation, proceeding, mediation, arbitration or other dispute, whether civil, criminal, administrative or otherwise.

     "Closing" means the consummation of the transactions contemplated herein in
      -------
accordance with Article X hereof.
                ---------

     "Closing Date" means the date on which the Closing occurs or is to occur.
      ------------

     "Closing Date Balance Sheet" is defined in Section 2.2.
      --------------------------                -----------

     "Code" means the United States Internal Revenue Code of 1986, as amended.
      ----

     "Collections" is defined in Section 1.1(j).
      -----------                --------------

     "Competitive Business" is defined in Article XIV.
      --------------------                -----------

     "Confidential Information" is defined in Article XIV.
      ------------------------                -----------

     "Contaminant" means any substance regulated under any Environmental Law, or
      -----------
any substance defined as or included in the statutory or regulatory definitions of pollutant, hazardous substances, hazardous or toxic wastes, hazardous materials, or "toxic substances" under any Environmental Law.

     "Contract" means any agreement, contract, commitment, capital lease,
      --------
operating lease or other binding arrangement or understanding, whether written or oral, including without limitation, any agreement, commitment, arrangement or understanding relating to promotions, marketing campaigns and the like.

     "Customer Orders" is defined in Section 1.2(c).
      ---------------                --------------

     "Disclosure Schedule" means the disclosure schedules hereto.
      -------------------

     "Dollars" or "$" means dollars of the United States of America.
      -------      -

     "1129 Order" is defined in Section 5.11.
      ----------                ------------

     "Environmental Law" means any Regulation, federal, State or local, which
      -----------------
relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of any Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

     "Environmental Liabilities and Costs" means all Losses from any claim, by
      -----------------------------------
any Person, whether based on Contract, tort, implied or express warranty, strict liability, criminal or civil statute, including without limitation, under any Remedial Action, Environmental Law, Environmental Permit, Environmental Lien, Order or agreement with any Authority, arising from environmental, health or safety conditions, or the Release of a Contaminant into the environment.

     "Environmental Lien" means any Lien in favor of any governmental authority
      ------------------
(an "Authority") for Environmental Liabilities and Costs.

     "Environmental Permit" means any of the Permits required by or pursuant to
      --------------------
any applicable Environmental Law.

     "Equipment and Vehicles" is defined in Section 1.1(k).
      ----------------------                --------------

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "Estimated Accounts Receivables Value" is defined in Section 2.2.
      ------------------------------------                -----------

     "Estimated Closing Purchase Price" is defined in Section 2.2.
      --------------------------------                -----------

     "Estimated Inventory Book Value" is defined in Section 2.2.
      ------------------------------                -----------

     "Estimated Post-Petition Liabilities Value" is defined in Section 2.2.
      -----------------------------------------                -----------

     "Excluded Assets" is defined in Section 1.3.
      ---------------                -----------

     "Expenses" is defined in Section 11.2.
      --------                ------------

     "Federal Securities Laws" is defined in Section 5.25.
      -----------------------                ------------

     "Financial Statements" means the AWC Financial Statements and the Business
      --------------------
Financial Statements.

     "GAAP" means the U.S. generally accepted accounting principles at the time
      ----
in effect, consistently applied.

     "Guarantee" means any guarantee or other contingent liability (other than
      ---------
any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any Indebtedness or obligations of another Person, through a Contract or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to, or having economic effect similar to, a guarantee in respect of any such obligation, or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (b) the obligation to make any loan, advance or capital contribution to, or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense), or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     "Indebtedness" with respect to any Person means any obligation of such
      ------------
Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business,
(ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens on the assets of such Person, (iv) capitalized lease obligations, (v) all Guarantees of such Person, (vi) all accrued interest, fees and charges in respect of any indebtedness, and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment and/or discharge of any Indebtedness.

     "Intellectual Property" is defined in Section 1.1(n).
      ---------------------                --------------

     "Interim Business Financial Statements" means (i) the unaudited monthly
      -------------------------------------
interim statements of assets and liabilities as of, and unaudited statements of income and cash flows for each month ended May, June and July 1997 (and the last day of each month thereafter if the Closing shall not have occurred in the first twenty-one days of the succeeding month) for AWC, copies of which are attached as Schedule 3.4(b), and in the case of any statement for any period not yet
   ---------------
having occurred, copies of which will be attached to form a part of Schedule
                                                                    --------
3.4(b).
------

     "Inventory" is defined in Section 1.1(l).
      ---------                --------------

     "Inventory Adjustment Value" is defined in Section 2.1.
      --------------------------                -----------

     "Inventory Book Value" means all inventory which has been appropriately
      --------------------
valued on the basis of the lower of historical cost or market standards consistent with GAAP and determined in accordance with such procedures and assumptions to the reasonable satisfaction of Purchaser and Sellers. Notwithstanding anything in this Agreement to the contrary, the term "Inventory," for purposes of determining the Inventory Book Value only, shall exclude all such items which are Slow Moving Inventory.

     "ISRA" is defined in Section 13.2.
      ----

     "Lease" means the Lease Agreement by and between Bradford Realty, as
      -----
lessor, and Sellers, as lessees, relating to Seller's facility consisting of 253,000 square feet at 15200 I-45 North, Houston, Texas 77090, which expires on April 30, 2013, as amended to date and including all supplements, amendments and other documents relating thereto.

     "Lease Amendment" is defined in Section 5.21.
      ---------------                ------------

     "Lease Assignment Documents" means all contracts, agreements and other
      --------------------------
documents required to be entered into in order to assign all of AWC's or any of its affiliate's rights and interests in the Lease to Purchaser, together with all estoppel letters and non-disturbance agreements that relate to the Lease which Purchaser may request.

     "Leased Real Property" is defined in Section 3.6.
      --------------------                -----------

     "Lien" means any security interest, lien, charge, mortgage, deed,
      ----
assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

     "Losses"mean all liabilities of every kind, losses, costs, claims,
      ------
judgments, awards, damages (including punitive, consequential and treble damages), penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses.

     "Material Adverse Change" means any circumstances, developments, changes,
      -----------------------
occurrences, state of facts or matters which have, or would reasonably be expected to have, a Material Adverse Effect.

     "Material Adverse Effect" means a material adverse effect on the business,
      -----------------------
operations, properties, assets, condition (financial or otherwise), results or plans of the Business or, to the best knowledge of Sellers after due inquiry, the prospects of the Business.

     "Mortgages" is defined in Section 3.6.
      ---------                -----------

     "Names" is defined in Section 1.1.
      -----                -----------

     "NJDEP" is defined in Section 13.2.
      -----

     "Occurrence" is defined in Section 3.20.
      ----------                ------------

     "Order" means any decree, order, injunction, rule, judgment, consent of or
      -----
by an authority.

     "Outside Collection Date" is defined in Section 6.7.
      -----------------------                -----------

     "Outside Date" is defined in Section 5.11.
      ------------                ------------

     "Overbid Auction" is defined in Section 7.1.
      ---------------                -----------

     "Owned Real Property" is defined in Section 3.6.
      -------------------                -----------

     "Past Property" is defined in Section 3.13.
      -------------                ------------

     "Permits" means any licenses, permits, registrations, variances, interim
      -------
permits, permit applications, certificates, approvals or other authorizations under any Regulation applicable to the Business.

     "Person" means any corporation, partnership, joint venture, organization,
      ------
entity, authority or natural person.

     "Plant Closing Costs and Liabilities" means all Losses from any Claim, by
      -----------------------------------
any Person, whether based on Contract, tort, implied or express warranty, strict liability, criminal or civil statute, including under WARN or any state or local plant closing law, arising from the discharge by either of the Sellers of any or all of Sellers' employees and relocation of the Business.

     "Post-Petition Liabilities" means all of Sellers' post-petition liabilities
      -------------------------
incurred in the ordinary course of their respective businesses, including without limitation, accounts payable, accrued vacation pay, payroll, contribution obligations under Sellers' 401(k) plan, medical plan insurance premiums, taxes, commissions and rebates, allowances, deductions and/or price discrepancies relating in any manner to products sold in pursuit of the Business prior to the Closing Date, but excluding any and all Unassumed Liabilities, including without limitation, Indebtedness and costs, fees or expenses of professional advisors (legal, accounting, financial or otherwise) in connection with Sellers' reorganization efforts.

     "Post-Petition Liabilities Adjustment Value" is defined in Section 2.1.
      ------------------------------------------                -----------

     "Post-Petition Liabilities Value" means the dollar amount of all Post-
      -------------------------------
Petition Liabilities.

     "Premises" is defined in Section 13.2.
      --------

     "Purchaser's Auditors" is defined in Section 2.2.
      --------------------                -----------

     "Purchaser Escrow Agreement" means the Escrow Agreement dated as of the
      --------------------------
date of this Agreement, among Purchaser, Sellers and the Escrow Agent named therein.

     "Purchase Price" is defined in Section 2.1.
      --------------                -----------

     "Recalls" is defined in Section 3.20.
      -------                ------------

     "Regulation" means any law, statute, ordinance, regulation, ruling, rule,
      ----------
Order or Permit, of, administered or enforced by or on behalf of any Authority, and the certificate or articles of incorporation and by-laws of Sellers.

     "Release" means any release, spill, emission, leaking, pumping, disposal,
      -------
discharge, dispersal or migration into the indoor or outdoor environment or into or out of any property or assets (including the Acquired Assets) owned or leased by Sellers, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

     "Remedial Action" means all actions required under any applicable
      ---------------
Environmental Law to (1) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.

     "Reorganization Plan" is defined in Section 5.16.
      -------------------                ------------

     "Restricted Cash" means any cash identified on the AWC Financial Statements
      ---------------
as "restricted cash," including without limitation, any items on such statements entitled "accounts receivable escrow," together with all funds held in the Megas Escrow Account.

     "Sale Procedures Approval Date" is defined in Section 5.11.
      -----------------------------                ------------

     "Sale Procedures Motion Date" is defined in Section 5.11.
      ---------------------------                ------------

     "Sale Procedures Order" is defined in Section 5.11.
      ---------------------                ------------

     "Section 5.16 Parties" means each of the Sellers, Electra Fleming, Inc. and
      --------------------
the Official Committee of Unsecured Creditors in the Chapter 11 Cases.

     "Sellers' D&O Policies" is defined in Section 1.3(k).
      ---------------------                --------------

     "Sellers' Escrow Agreement" means the Escrow Agreement, to be dated the
      -------------------------
Closing Date, among Purchaser, Sellers and the Escrow Agent named therein (the

"Escrow Agent"), in
-------------
substantially the form attached hereto as Exhibit A together with such changes
                                          ---------
reasonably requested by the Escrow Agent consistent with the terms of this Agreement.

     "Sellers' Escrow Fund" means the sum of $3,500,000 and the aggregate amount
      --------------------
of all funds held in the Escrow Account established pursuant to the Escrow Agreement, dated as of April 22, 1997 (the "Megas Escrow Agreement"), by and
                                            ----------------------
among Megas Beauty Care, Inc. ("Megas"), AWC, ACME/Chaston Puerto Rico, Inc.
                                -----
("ACME/Chaston") and Republic National Bank of New York (the "Megas Escrow
  ------------                                                ------------
Account").
-------

     "Sellers' Purchase Orders" is defined in Section 1.2(b).
      ------------------------                --------------

     "Slow Moving Inventory" means those items of Inventory which are either (a)
      ---------------------
of an SKU or item where usage during the twelve full months immediately preceding the Closing Date is equal to or less than 20% of the on hand quantity of such SKU or item as of the Closing Date, as determined in accordance with
Section 2.2 hereof, and for which customer purchase orders on hand at the
-----------
Closing Date do not exceed 20% of the on hand quantity of such SKU or item, or
(b) inventory which is otherwise unusable or non-salable, irrespective of clause
(a). Notwithstanding the foregoing, Slow Moving Inventory does not include new SKUs or items introduced to Active Accounts within nine months prior to the date hereof and set forth on Appendix A ("New SKUs/Items"), which shall be delivered
                        ----------   --------------
by Sellers pursuant to Section 5.24.

     "Software" is defined in Section 1.1(e).
      --------                --------------

     "Taxes" means all taxes, charges, fees, duties, levies or other
      -----
assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority (collectively, "Taxing Authorities" and each, a "Taxing Authority"), including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

     "Tax Return" means any report, return or other information required to be
      ----------
supplied to a Taxing Authority in connection with Taxes.

     "Third Party" means any Person other than Sellers, Purchasers or any of
      -----------
their respective affiliates.

     "Time-Warner/United Feature Characters" means any rights, including without
      -------------------------------------
limitation, such rights as service names, service marks, tradenames and trademarks relating to such characters as Bugs Bunny, Daffy Duck, the Tazmanian Devil, Batman(TM), Space Jam(TM) characters (including Michael Jordan), and the Peanuts(TM) characters Charlie Brown, Snoopy and Lucy, granted to Sellers by the Warner Bros. Division of Time-Warner Entertainment Co., L.P. or by United Features Syndicate, L.P., or any of the affiliates of either of them.

     "Time-Warner/United Features License Assignments" is defined in Section
      -----------------------------------------------                -------
5.22.
----

     "Time-Warner/United Feature Licenses" means those licenses or any other
      -----------------------------------
Contracts under which the Sellers market or have marketed adhesive bandages with imprints of or bearing the likenesses of any image produced in connection with a Time-Warner/United Features Character.

     "363 Hearing" is defined in Section 7.1.
      -----------                -----------

     "363 Order" means an order of the Bankruptcy Court, substantially in the
      ---------
form set forth on Exhibit 7.1(a) hereto.

     "365 Order" means an order of the Bankruptcy Court, substantially in the
      ---------
form set forth on Exhibit 7.1(a) hereto.

     "Topping Offer" is defined in Section 7.1.
      -------------                -----------

     "Unassumed Liabilities" is defined in Section 1.5.
      ---------------------                -----------

     "WARN" means the Worker Adjustment and Retraining Notification Act of 1988,
      ----
as amended.

     "Waste or Contamination Site" means any site or location, wherever located
      ---------------------------
(including, but not limited to, any well, pit, pond, lagoon, impoundment, ditch, trench, drain, landfill), where Contaminants used at or generated by the Business or Sellers relating to any of the Owned Real Property or Leased Real Property, or, to the best knowledge of Sellers, any current or previous owner, tenant, lessee, subtenant or sublessee of any of the Owned Real Property or the Leased Real Property or any portion thereof, or any predecessor of the Business or of Sellers, shall have been deposited, stored, treated, reclaimed, disposed of, placed or otherwise come to be located.

                                   ARTICLE I

             PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

     1.1  Acquired Assets.  Subject to the terms and conditions set forth in
          ---------------
this Agreement, including without limitation Section 1.3, at the Closing, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser (or a nominee thereof) shall purchase, acquire and take assignment and delivery of, the following assets owned by Sellers (wherever located)
related to, or used in conjunction with, the Business, and all of Sellers' right, title and interest therein and thereto, but not including those assets specifically excluded in Section 1.3 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "Acquired Assets"):
               ---------------

          (a) all supplier and vendor lists and all files, books and records, including all records, documents, written information, computer tapes, programs and files concerning past, present and future dealings and arrangements with suppliers and vendors relating to the Business;

          (b) all computer hardware, cabling and peripherals, tools and supplies relating to the Business to the extent of Sellers' interest therein;

          (c) all of Sellers' rights, interests and obligations under the contracts, agreements and powers of attorney relating to the Business including without limitation those referred to in this Section 1.1 and those referred to in Section 3.10 and the schedules thereto and all of Sellers' and ACME/Chaston's rights, interests and obligations under the Megas Escrow Agreement;

          (d) all Permits, privileges, grants, franchises, licenses and consents used in the Business, to the extent transferable;

          (e) all of Sellers' title and interest in and to any and all of the databases used in the Business and all software, source codes, object codes, documentation, technical data, manuals, comments and instructions, and computer processes used in the Business (collectively, the "Software"), whether owned or licensed;

          (f) all of Sellers' right, title and interest in accounts receivable and payments for services rendered prior to the Closing (collectively, the "Accounts Receivable");

          (g) all of Sellers' right, title and interest in and to all real property and real property leases set forth on Schedule 1.1(g) together with all
                                               ---------------
Sellers' right, title and interest to leasehold improvements, including without limitation, the Lease;

          (h) all of Sellers' right, title and interest to all leased personal property (including without limitation all right, title and interest under capital leases), including all options to purchase leased personal property, relating to the Business;

          (i) all goodwill related to the Business and all associated trade and fictitious names and all variations and derivatives thereof, together with all other names under which the Business has been carried on, in each case, whether or not registered or filed, and all symbols and logos utilized in connection with the Business or as all or part of a trade or corporate name relating to the Business (collectively the "Names") or otherwise, and any other intangible
                            -----
assets including without limitation all prepaid expenses and any and all relationships with brokers and representatives relating to the sales, marketing, distribution or promotion of products manufactured in the Business;

          (j) all Cash and cash equivalents relating to the Business held in accounts as of the Closing, including without limitation Restricted Cash, plus Cash in an amount equal to all payments received by Sellers relating to the Business on or after the Closing Date, excluding any payments from Purchaser to Sellers under this Agreement ("Collections");

          (k) all of the machinery, equipment, installations, lift trucks, vehicles, patterns, dies, tools, maintenance equipment and production machinery and equipment of every kind and description which relate in any manner to the Business (collectively, the "Equipment and Vehicles"), and all manufacturers'
                             ----------------------
and suppliers' warranties relating to any of the Acquired Assets;

          (l) all of the inventories existing on the Closing Date and used in connection with the Business, including all raw materials, packaging materials, work in process and finished goods inventories, wherever located, whether Slow Moving Inventory or not, and which relate in any manner to the Business, including without limitation, all such materials utilized or to be utilized in the Business whether or not containing the name "American White Cross" or any of its derivatives, or any of the first aid and safety kits (for use in automobiles or otherwise), or, subject to Section 5.12 and Section 8.16, any of the Time-Warner/United Features Characters (collectively, the "Inventory");
                                                      ---------

          (m) all spare parts and manufacturing and operating supplies, wherever located, which relate in any manner to the Business;

          (n) all (i) patents, patent applications, licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), inventions and designs therefor relating to the Business, including without limitation, those set forth on Schedule 1.1(n), (ii)
                                                           ---------------
the AWC Mark, (iii) all right, title and interest in and to the Time-Warner/United Feature Licenses, and (iv) goodwill, trade secrets, processes, know-how and formulae which relate in any manner to the Business (collectively, the "Intellectual Property");
     ---------------------

          (o) subject to Section 1.3, any Claims, deposits, leasehold improvements, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment which relate to the Business and are set forth on Schedule 1.1(o), including without limitation, (i)
                              ---------------
rights of indemnification in respect of environmental matters arising under that certain Stock Purchase Agreement (the "AWCL Purchase Agreement"), dated as of April 19, 1993, among AWC and the former stockholders of The American White Cross Laboratories, Inc. ("AWCL"), excluding claims made under the AWCL Purchase Agreement prior to the date of this Agreement, provided, however, that Sellers shall also have such rights of indemnification in respect of environmental matters arising under the AWCL

Purchase Agreement, and (ii) Claims or rights of recovery of Sellers and ACME/Chaston under the Megas Escrow Agreement;

          (p) copies of all production records, product files, technical information, designs, drawings, confidential information, price lists, marketing plans and strategies, sales records, product development techniques or plans, customer lists and files (including customer credit and collection information), details of client or consultant contracts, operational methods, historical, business, operational, personnel and financial books, records and files, forms, plans, systems, methods, designs, procedures and other proprietary information relating to the Business;

          (q) all of the assets and rights of the Sellers relating to the Business located at Sellers' Dayville, Connecticut facility not specifically set forth on Schedule 1.3(f); and
         ---------------

          (r) any and all other assets and rights that are not of the type or character referenced in Section 1.1(a) - (q) and which relate to, or are necessary for the continuation after the Closing Date of, the Business in at least the same manner and magnitude as of the date hereof.

     1.2  Assignment of Contracts, Licenses and Lease.  Subject to the terms and
          -------------------------------------------
conditions set forth in this Agreement, (i) Sellers will assign and transfer to Purchaser, effective as of the Closing Date, all of Sellers' right, title and interest in and to, and Purchaser will take assignment of, the following rights and interests that are exclusively used in connection with, or relate exclusively to, the Business, and (ii) solely with respect to Section 1.2(f), ACME/Chaston will assign and transfer to Purchaser, effective as of the Closing Date, all of ACME/Chaston's right, title and interest in and to, and Purchaser will take assignment of, ACME/Chaston's rights and interests in connection with and relating to the Megas Escrow Agreement (and all of the following contained in the foregoing clauses (i) and (ii) shall be deemed included in the term "Acquired Assets" as used herein):
 ---------------

          (a) The Lease;

          (b) All of the unfilled purchase orders, and executory contracts and agreements for the purchase of goods, materials and services and such other contracts (i) at the date of this Agreement and set forth in Schedule 1.2(b) or
                                                             ---------------
(ii) entered into after the date of this Agreement and on or prior to the Closing Date (x) that are on commercially reasonable terms and consistent with past practices and are individually (and not in the aggregate) for a consideration of less than $30,000, and (y) that are on commercial reasonable terms, consistent with past practices and on conditions reasonably satisfactory to Purchaser and are individually (and not in the aggregate) for a consideration of greater than $30,000; in each case, and subject to the foregoing, as set forth on Schedule 1.2(b) as supplemented in accordance with this Agreement prior
         ---------------
to the Closing (collectively, the "Sellers' Purchase Orders");
                                   ------------------------

          (c) All of the unfilled purchase orders, and executory contracts and agreements for the sale of goods and services and such other purchase orders, sales contracts and agreements with customers (i) at the date of this Agreement and set forth in Schedule 1.2(c) or (ii) entered into after the date of this
                 ---------------
Agreement and prior to the Closing Date (x) that are on commercially reasonable terms and consistent with past practices and are individually (and not in the aggregate) for a consideration of less than $30,000 and (y) that are on commercially reasonable terms, consistent with past practices and on conditions reasonably satisfactory to Purchaser and are individually (and not in the aggregate) for a consideration of greater than $30,000; in each case, and subject to the foregoing, as set forth on Schedule 1.2(c) as supplemented in
                                          ---------------
accordance with this Agreement prior to the Closing (collectively, the "Customer
                                                                        --------
Orders");
------

          (d) All Permits relating to the Business;

          (e) Those Contracts concerning rights and property used or useful in connection with the conduct of the Business ("Assumed Contracts"), that are set forth on Schedule 1.2(e) hereto; and
         ---------------

          (f)  The Megas Escrow Agreement.

     1.3  Excluded Assets.  The following assets of Sellers, as well as any
          ---------------
other assets not defined as Acquired Assets, shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"):
                                 ---------------

          (a) Those items of machinery, equipment, installations, lift trucks, vehicles, patterns, dies, tools, spare parts, maintenance equipment and production machinery and equipment set forth on Schedule 1.3(a);
                                                ---------------

          (b) Those items of raw materials, packaging materials, work in process and finished goods inventories, spare parts, manufacturing operating supplies set forth on Schedule 1.3(b);
             ---------------

          (c) Any of the rights of Sellers under this Agreement (or under any other agreement between either of the Sellers on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement);

          (d) All assets and rights of the Sellers not relating to the Business including those listed on Schedule 1.3(d);
                          ---------------

          (e) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Sellers as corporations;

          (f) The assets and rights of the Sellers relating to the Dayville, Connecticut cotton products business sold to Megas Beauty Care, Inc. ("Megas") pursuant to that certain Asset Purchase Agreement, dated as of March 20, 1997, among Megas, AWC and ACME/Chaston Puerto Rico, Inc.;

          (g) Any and all causes of action or claims arising out of events, conditions or occurrences prior to the Closing Date, including without limitation, any claims against the former stockholders of AWCL arising under the AWCL Purchase Agreement; excepting therefrom however, the rights of indemnification as set forth in Section 1.1(o) above;

          (h) Any and all Tax refunds, including actual or deemed interest thereon, relating to Sellers' Form 1120X Tax returns for the Tax periods ending December 31, 1991, 1992 and 1993, and any Tax returns, Tax books and Tax records relating to income Taxes paid or owed by Sellers during any Tax periods;

          (i) Any and all prepaid costs and expenses relating to professional advisors (legal, financial, accounting or otherwise) incurred by Sellers in connection with the Reorganization Plan;

          (j) Any and all cash receivables arising after the Closing Date that result from Sellers' performance under the Manufacturing and Supply Agreement, dated as of April 22, 1997, between Megas Beauty Care, Inc. and AWC; and

          (k) Any and all rights, claims and obligations of Sellers under Sellers' insurance policies in effect as of the date of this Agreement, including without limitation, Sellers' directors' and officers' insurance policies, except with respect to any rights of Purchaser set forth in Section
13.1 hereof (the "Sellers' Insurance Policies").
                  ---------------------------

     1.4  Assumed Obligations.  At the Closing, except as provided in Section
          -------------------
1.5, Purchaser shall assume, and agree to pay, perform, fulfill and discharge only those obligations which are required to be performed, and which accrue, after the Closing Date under the following Contracts: (A) Sellers' Purchase Orders; (B) the Customer Orders; (C) the Lease, as the same shall have been amended pursuant to the provisions of Section 5.22 and Section 8.17 hereof, (D) the Post-Petition Liabilities, (E) the Assumed Contracts, (F) any and all employee severance obligations resulting from the termination of any employee of the Business hired by Purchaser in connection with the transactions contemplated hereby and terminated by Purchaser subsequent to the Closing Date, and (G) any Claim that any of the products known as Silent Nite or Airmax or any other nasal dilating products manufactured, produced, marketed or sold in the Business prior to the Closing Date, or any process, method, part, design or material in any way related thereto, infringes any intellectual property of another Person, but only in the event that Purchaser, pursuant to Section 6.6, notifies Sellers of its intent to manufacture, produce, market or sell any such products after the Closing Date and Purchaser so manufactures, produces, markets or sells any such products after the Closing Date (the "Assumed Obligations"); except in each case
                                      -------------------
where (i) such obligations are not disclosed in accordance with the Agreement or exist or are entered into or accepted in contravention of this Agreement, (ii) such obligations arise due to any breach of warranty, tort, infringement, or violation of a Regulation or any Claim, in each case, arising prior to the Closing Date, (iii) such obligations arise due to any breach of Contract prior to the Closing Date or violation of any Regulation prior to the Closing Date, or
(iv) the consent of any third party is required for the assignment of such Contract and such consent has not been obtained. Notwithstanding the foregoing, Purchaser shall have the right in its sole discretion to revise the content of the Assumed Contracts or assume any of the Unassumed Obligations by written notice delivered to Seller on or prior to August 15, 1997. Seller shall cure any defaults under all executory contracts and unexpired leases to be assigned to Purchaser at the Closing, and shall be solely responsible to any party to such contracts or leases to be assigned to Purchaser at the Closing Date for any loss suffered or incurred, from any such default as provided in (S) 365 of the Bankruptcy Code.

     1.5  No Other Liabilities Assumed.  Sellers acknowledge and agree that
          ----------------------------
pursuant to the terms and provisions of this Agreement and under any Contract, Purchaser will not assume any Obligation of Sellers, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its affiliates shall assume, and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Sellers or any of its affiliates whatsoever other than as specifically set forth in Section 1.4, including, but not limited to (i) any Environmental Costs and Liabilities for any act, omission, condition, event or circumstance to the extent occurring or existing prior to the Closing Date, including without limitation all Environmental Costs and Liabilities relating in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants, (ii) any of Sellers' liabilities in respect of Taxes, (iii) to the extent that under the applicable law of any authority any Tax or fee is payable exclusively by Sellers, any Taxes or any fees arising in connection with the consummation of the transactions contemplated hereby, including any Tax or liability of any stockholder of Sellers or their affiliates and any of Sellers' fees or expenses incurred in connection with the transfer of the Acquired Assets (other than as expressly provided in this Agreement), (iv) any brokers' or finders' fees, or other liability of Sellers for costs and expenses (including fees and expenses relating to professional advisors (legal, financial, accounting or otherwise)) incurred in connection with this Agreement (or under any other agreement between Sellers on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement), (v) any liability or obligation of Sellers under this Agreement (or under any other agreement between Sellers on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement), (vi) any Indebtedness, (vii) any liability related to retiree medical and other retiree benefits and obligations, (viii) any obligations or liabilities, including severance, pension plan benefits (including without limitation, any liabilities, withdrawal or otherwise, relating to any multi-employer plans subject to Title IV of ERISA) and compensation, for Sellers' employees, except in such circumstances where such obligations are expressly assumed hereunder by Purchaser, (ix) any obligation or liability arising as a result of or whose existence is a breach of Sellers' representations, warranties, agreements or covenants, (x) any Excluded Assets, (xi) Affiliate Obligations, (xii) any Loss relating to any defective or allegedly defective product manufactured, sold or distributed by Sellers on or prior to the Closing Date or any other product liability Claim relating to any product manufactured, sold or distributed by Sellers on or prior to the Closing Date, (xiii) any Plant Closing Cost or Liability, (xiv) any costs of curing any breach of any and all Contracts and Leases occurring or accruing on or prior to the Closing Date, that are to be assumed by Seller and assigned to Purchaser pursuant to (S) 365 of the Bankruptcy Code, (xv) any Claim that any of the products known as Silent Nite or Airmax or any other nasal dilating products manufactured, produced, marketed or sold in the Business prior to the Closing Date, or any process, method, part, design or material in any way related thereto, infringes any intellectual property of another Person, but only in the event that Purchaser, pursuant to Section 6.6, notifies Sellers of its intent not to manufacture, produce, market or sell any such products after the Closing Date and Purchaser does not so manufacture, produce, market or sell any such products after the Closing Date, (xvi) any of Sellers' Liabilities set forth on the Closing Date Balance Sheet as "liabilities subject to compromise," and
(xvii) any obligation or liability of Sellers in respect of the Sellers' Insurance Policies (collectively, "Unassumed Liabilities"). Disclosure of any
                                   ---------------------
obligation or liability on any schedule to this Agreement shall not create an Assumed Obligation or other liability of the Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of Section 1.4 hereof.

                                  ARTICLE II

                          PURCHASE PRICE AND PAYMENT

     2.1  Purchase Price.  The aggregate purchase price for the Acquired Assets
          --------------
(the "Purchase Price") shall be payable in cash as follows:  (a) $40,000,000
      --------------
minus, on a dollar-for-dollar basis, the amount that the Inventory Book Value determined in accordance with Section 2.2 hereof is less than $12,250,000 on the Closing Date (the "Inventory Adjustment Value"), (b) minus, on a dollar-for-
                   --------------------------
dollar basis, the amount that the Post-Petition Liabilities Value determined in accordance with Section 2.2 hereof is more than $3,600,000 on the Closing Date (the "Post-Petition Liabilities Adjustment Value"), and (c) minus, on a dollar-
      ------------------------------------------
for-dollar basis, the amount that the Accounts Receivables Value determined in accordance with Section 2.2 hereof is less than $6,000,000 on the Closing Date (the "Accounts Receivables Adjustment Value").
      -------------------------------------

     2.2  Payment of Estimated Closing Purchase Price; Purchase Price
          -----------------------------------------------------------
Adjustments.  On or promptly before the Closing Date, but in any event effective
-----------
as of the Closing Date, Sellers and Purchaser and/or their representatives shall perform to Purchaser's reasonable satisfaction a complete and accurate physical count and inspection of the Acquired Assets. Five (5) business days prior to the Closing Date, Sellers shall notify Purchaser in writing of their good faith estimate of (i) the Inventory Book Value as of the Closing Date (the "Estimated
                                                                      ---------
Inventory
---------

Book Value"), (ii) the Post-Petition Liabilities Value as of the Closing Date
----------
(the "Estimated Post-Petition Liabilities Value"), and (iii) the Accounts
      -----------------------------------------
Receivables Value as of the Closing Date (the "Estimated Accounts Receivables
                                               ------------------------------
Value").  The estimated closing purchase price (the "Estimated Closing Purchase
-----                                                --------------------------
Price") shall be equal to (a) $40,000,000 minus, on a dollar-for-dollar basis,
-----
the amount that the Estimated Inventory Book Value is less than $12,250,000, (b) minus the Purchaser Escrow Fund, (c) minus, on a dollar-for-dollar basis, the amount that the Estimated Post-Petition Liabilities Value is more than $3,600,000, and (d) minus, on a dollar-for-dollar basis, the amount that the Estimated Accounts Receivables Value is less than $6,000,000. At the Closing, Purchaser shall pay to Sellers in cash payable by certified or official bank check or wire transfer in immediately available funds an amount equal to the Estimated Closing Purchase Price. Of the Estimated Closing Purchase Price, AWC shall deposit with the Escrow Agent the Sellers' Escrow Fund pursuant to the terms and provisions of the Sellers' Escrow Agreement. In addition, contemporaneously with the execution of this Agreement, Purchaser has deposited with the Escrow Agent $400,000 pursuant to the terms and provisions of the Purchaser Escrow Agreement (the "Purchaser's Escrow Fund").

      Within 14 calendar days after the Closing Date, Sellers shall prepare and deliver to Purchaser, a balance sheet for the Business as of the Closing Date (the "Closing Date Balance Sheet"), together with a statement setting forth
      --------------------------
Sellers' determination of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value, in each case as of the Closing Date. Within 30 days after receipt of such items, Purchaser may deliver to Sellers a detailed written statement setting forth its objections, if any, to the Closing Date Balance Sheet and determination of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value. If Purchaser does not raise any objections within the 30-day period, the Closing Date Balance Sheet and Sellers' determination of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value, in each case as of the Closing Date, shall be conclusive and binding upon the parties, shall not be subject to dispute or review and shall be the final determination of such matters. Upon request by Purchaser at any time after receipt of the Closing Date Balance Sheet and statements, Sellers shall make available to Purchaser and Deloitte & Touche LLP or another accounting firm of national reputation designated by Purchaser (the "Purchaser's Auditors"), the work papers used in
                              --------------------
preparing them together with such other documents as Purchaser may reasonably request in connection with its review thereof. If Purchaser raises any objections within the 30-day period in respect of the the Closing Date Balance Sheet and Sellers' determination of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value, Sellers and Purchaser shall use reasonable efforts to resolve any such objections. If a final resolution is not obtained within 10 days after Purchaser shall have submitted its objections to Sellers, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and Sellers. If Purchaser and Sellers are unable to mutually agree on such an accounting firm within 5 days after the expiration of said 10-day period, either Coopers & Lybrand LLP, Ernst & Young LLP, KPMG Peat Marwick LLP or Price Waterhouse LLC (excepting any of which are Purchaser's Auditors) shall be selected by lot after elimination of one firm by Purchaser and one firm by Sellers. The determination of the accounting firm so selected of Purchaser's and Sellers' dispute in respect of the Closing

Date Balance Sheet and the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value shall be made no later than 30 days following selection of such firm by the parties and shall be set forth in writing and shall be conclusive and binding upon the parties, shall not be subject to dispute or review and shall be the final determination of such matters. The fees and expenses of such accounting firm shall be paid by the party whose last proposed offer for settlement of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value was farther from the determination of such accounting firm; provided, however, that in the
                                                --------  -------
event that Purchaser's and Sellers' determinations of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value were each within five percent (5%) of the determination of such amounts by such accounting firm then the fees and expenses of such accounting firm shall be equally split between Purchaser and Sellers.

     Following the final determination pursuant to the foregoing paragraph of the Inventory Book Value, the Post-Petition Liabilities Value and the Accounts Receivables Value, the Purchase Price shall be determined in accordance with
Section 2.1 hereof and (i) in the event that the Purchase Price is less than the Estimated Closing Purchase Price, Sellers shall pay to Purchaser in cash (which obligation shall first be satisfied out of the Sellers' Escrow Fund pursuant to the terms of the Sellers' Escrow Agreement) payable by certified or official bank check or wire transfer in immediately available funds within two business days immediately following the date of such final determination an amount equal to the difference between the Estimated Closing Purchase Price and the Purchase Price, (ii) in the event that the Purchase Price is greater than the Estimated Closing Purchase Price, Purchaser shall pay to Sellers in cash payable by certified or official bank check or wire transfer, immediately available funds within two business days immediately following the date of such final determination an amount equal to the difference between the Purchase Price and the Estimated Closing Purchase Price, and (iii) in the event that the Purchase Price is equal to the Estimated Closing Purchase Price, neither Purchaser nor Sellers shall be obligated to make any further payments to the other pursuant to
Section 2.1 or this Section 2.2.  Notwithstanding anything contained in this
Article II, in no event shall the Purchase Price payable by Purchaser to Sellers hereunder exceed $40,000,000.

     2.3  Allocation of Purchase Price.  For tax reporting purposes only, the
          ----------------------------
Purchase Price shall be allocated as described in Schedule 2.3 hereto to the
                                                  ------------
satisfaction of Sellers and Purchaser. Sellers and Purchaser agree to file all income tax returns or reports, including, without limitation, IRS Form 8954, for their respective taxable years in which the Closing occurs and to reflect the allocation of the Purchase Price described in Schedule 2.3 hereto on any such
                                              ------------
return or report and agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Taxes or in any judicial proceeding relating solely to tax reporting.

     2.4  Further Assurances.  From time to time after the Closing at the
          ------------------
request of Purchaser and without further consideration, Sellers shall execute and deliver such further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser each of the Acquired Assets.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers represent and warrant to Purchaser as of the date of this Agreement and the Closing Date, as follows:

     3.1  Due Incorporation, etc.  Each of the Sellers is a corporation duly
          ----------------------
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate and other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Sellers is duly organized and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be qualified would, in the aggregate, have a Material Adverse Effect.

     3.2  Due Authorization.
          -----------------

          (a) The Board of Directors of each of the Sellers has approved the entry of each of the Sellers into this Agreement and the transactions contemplated hereby. Sellers have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein, and this Agreement has been duly and validly executed and delivered by Sellers, to the extent a party thereto and constitute the legal, valid and binding obligations of Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

          (b) The execution, delivery and performance by each of the Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate or articles of incorporation or by-laws of Sellers, (ii) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any written Contract or result in the creation of any Lien upon any of its properties, or (iii) violate any Regulation, which in the case of clause
                                                                      ------
(ii) or (iii) could have a Material Adverse Effect.
----    -----

     3.3  Permits; Compliance with Law; Consent.  Sellers hold all of the
          -------------------------------------
Permits listed on Schedule 3.3, and no other Permits are currently necessary in
                  ------------
any way for the lawful operation by Sellers of the Business as currently conducted by Sellers, including without limitation, Permits issued or granted by the United States Food and Drug Administration (the "FDA"), except for those
                                                     ---
Permits the absence of which would not have a Material Adverse

Effect. Except as set forth on Schedule 3.3, Sellers have complied with each,
                               ------------
and are not in violation of any Regulation to which the Acquired Assets or Assumed Obligations are subject, including export and import licensing and other laws. Except consents, approvals or authorizations of, or filings with, the Bankruptcy Court and those set forth on Schedule 3.3, no notice to, filing with,
                                        ------------
authorization of, exemption by, or consent of any Authority as required in order for Sellers to consummate the transaction contemplated hereby.

     3.4  Financial Statements and Obligations.
          ------------------------------------

          (a) The AWC Financial Statements present fairly the financial position of AWC as of and for the periods set forth therein in conformity with GAAP and the past accounting practices of AWC, and the AWC Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of AWC and the Business, as applicable, as of the date thereof, to the extent required by GAAP.

          (b) The Business Financial Statements are based on the books and records of the Sellers and fairly represent the results of the Business.

          (c) Each item of Inventory that is not Slow Moving Inventory is merchantable and usable in the ordinary operations of the Business, none of such items is obsolete and non-salable. The Inventory (other than Slow Moving Inventory) is fairly reflected in the inventory accounts on the balance sheet included in the Financial Statements and are valued at the lower of cost or market and determined in accordance with GAAP (it being understood, however, that each item of inventory will be independently valued and that the age of inventory will not be the exclusive determinant of value).

     3.5  No Adverse Change.  Except as listed on Schedule 3.5, since December
          -----------------                       ------------
31, 1996 there has not been (i) any Material Adverse Change, (ii) any material loss or damage (whether or not covered by insurance) to any of the Acquired Assets, which materially affects or impairs the ability of Sellers to conduct the business of the Business, or any other event or condition of any character which has materially and adversely affected the business or operation of the Business, (iii) any contract or other transaction entered into by Sellers relating to, or otherwise affecting in any way, the Business or the operation thereof, other than in the ordinary course of business, (iv) any sale or transfer of any of the Acquired Assets, except items of the Inventories which have been sold in the ordinary course of business, or any cancellation of any debts due to, or claims of, Sellers, except in the ordinary course of business,
(v) any material changes in the terms of any instruments, accounts, notes, Contracts, or other instruments that are Assumed Obligations, except as consented to in writing by Purchaser, or (vi) consistent with being a debtor in possession under the Bankruptcy Code, failure to use reasonable best efforts to preserve for Sellers the goodwill of its suppliers, franchisees, customers and others having business relations with Sellers, in each case, which would have a Material Adverse Effect. Since December 31, 1996, the business of the Business has been conducted in all respects only in the ordinary course, and there has not been any material change in the affairs of the Business which has not been fully disclosed in writing to Purchaser which would have a Material Adverse Effect.

     3.6  Title to and Condition of Properties.
          ------------------------------------

          (a) At and as of the Closing Date, and subject to Bankruptcy Court approval, Sellers will have good and marketable title to, and will have the right to sell, convey, transfer, assign and deliver the Acquired Assets free and clear of any Lien, Claim and right of first refusal other than Liens assumed or granted thereon in connection with the Purchaser's financing or business. At and as of the Closing Date, and subject to Bankruptcy Court approval, Sellers will convey the Acquired Assets to Purchaser by bills of sale, certificates of title and other instruments of assignment and transfer effective to vest in Purchaser, and Purchaser will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Liens, Claims and rights of first refusal.

          (b) All of the Acquired Assets that consist of real property owned by Sellers is identified on Schedule 3.6 (collectively referred to herein as the
                         ------------
"Owned Real Property"). Seller will have as of the Closing Date, and except as
--------------------
set forth on Schedule 3.6 has as of the date of this Agreement, good, clear,
             ------------
record and marketable fee simple title to the Owned Real Property, free and clear of all Liens, Claims, rights of first refusal, deeds of trust, ground leases, assessments, leases and tenancies, covenants, conditions, restrictions, easements or other encumbrances and free of encroachments onto or off of the Owned Real Property, except for (x) easements, covenants, restrictions and similar encumbrances that do not and could not reasonably be expected to materially interfere with the use of the Owned Real Property as currently used and improved, and (y) minor encroachments that do not and could not materially adversely affect the value or use of the Owned Real Property as currently used and improved and that could be removed without material cost, and except for matters set forth on Schedule 3.6. All of the mortgages, deeds of trust, ground
                     ------------
leases, security interests or similar encumbrances on the Owned Real Property are set forth on Schedule 3.6 (collectively, the "Mortgages"). Except as set
                 ------------                     ---------
forth on Schedule 3.6, Sellers have obtained the consent of the holder of any
         ------------
Mortgage if the transfer of the Owned Real Property to Purchaser would otherwise cause a default under the Mortgage, and such transfer will not give the holder of any Mortgage any remedy, or the right to charge any premium or penalty. All of the real property leased by Sellers as tenants or lessees, including, without limitation, the Lease, is identified on Schedule 3.6 (such premises are referred
                                        ------------
to herein as the "Leased Real Property").  The copies of the leases of the
                  --------------------
Leased Real Property delivered by Sellers to Purchaser and the information with respect to each of such leases set forth in Schedule 3.6 is complete, accurate,
                                            ------------
true and correct. Such leases are in full force and effect and have not been modified, amended, or altered, in writing or otherwise, other than as contemplated by Section 5.22 and Section 8.17; all obligations of the landlords or lessors under such leases which have accrued and have not been performed are set forth on Schedule 3.6; all obligations of the tenant or lessee under such
             ------------
leases which have accrued and have not been performed are set forth on Schedule
                                                                       --------
3.6 and all such obligations will be cured or performed on or prior to the
---
Closing Date, and Sellers, except as set forth on Schedule 3.6, are not in
                                                  ------------
default under any of the leases of Leased Real

Property, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Sellers; and Sellers have obtained or will obtain on or prior to the Closing the consent of each landlord or lessor under any leases of the Leased Real Property whose consent is required to the transfer of the Leased Real Property to Purchaser, and such transfer will not give any landlord or lessor under any such leases any remedy, including, without limitation, any right to declare a default under such leases. Seller holds a good, clear, marketable, valid and enforceable leasehold interest in the Leased Real Property pursuant to such leases, subject only to the right of reversion of the landlord or lessor in the Leased Real Property, free and clear of all other prior or subordinate interests, including, without limitation, Liens, Claims, rights of first refusal, deeds of trust, ground leases, assessments, leases and tenancies, covenants, conditions, restrictions, easements or other encumbrances, and free of encroachments onto or off of the Leased Real Property, except for (x) easements, covenants, restrictions and similar encumbrances that do not and could not reasonably be expected to materially interfere with the use of the Leased Real Property as currently used and improved, and (y) minor encroachments that do not and could not reasonably be expected to materially adversely affect the value or use of the Leased Real Property as currently used and improved and that could be removed without material cost, and except for matters set forth on Schedule 3.6. Except as set
                                                   ------------
forth on Schedule 3.6, there are no material defects in the physical condition
         ------------
of any improvements constituting a part of the Owned Real Property or Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. Except as set forth on Schedule 3.6, none of
                                                          ------------
the Owned Real Property or Leased Real Property is subject to special flood or mudslide hazards or within the 100 year flood plain. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Owned Real Property or Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Owned Real Property or Leased Real Property. Except as set forth on Schedule 3.6, Sellers have received no notice from any governmental
             ------------
authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Owned Real Property or Leased Real Property that has not been corrected heretofore, and no such violation exists which could have an adverse effect on the operation or value of any of the Owned Real Property or Leased Real Property. All improvements constituting part of the Owned Real Property or Leased Real Property have been completed and are now in compliance in all material respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance, or regulation. Except as set forth on Schedule 3.6, Sellers have
                                                 ------------
received no notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Owned Real Property or Leased Real Property.

     3.7  Intellectual Property.
          ---------------------

          (a) Schedule 1.1(n) is an accurate and complete list of all of the
              ---------------
Intellectual Property. All of such Intellectual Property will be owned by Sellers as of the Closing Date free and clear of all Liens, Claims and rights of first refusal or will be duly licensed for use by Sellers except as set forth in

Schedule 1.1(n).  Except as set forth on Schedule 1.1(n), at and as of the
---------------                          ---------------
Closing Date and subject to Bankruptcy Court approval, none of the Intellectual Property will be the subject of any pending adverse Claim, or to the knowledge of Sellers, any threatened or potential Claim or infringement. Except as set forth on Schedule 1.1(n), the products Sellers manufacture or which are produced
         ---------------
by or in connection in any way with the operation of the Business, or which the Business sells, do not, and any process, method, part, design or material it employs, or the marketing and use by the Business of any such product or any service does not, infringe any intellectual property of another Person, and Sellers have not received any notice contesting their right to use any Intellectual Property now used by them in connection in any way with the Business or the operation thereof. Except as set forth on Schedule 3.7, Sellers
                                                           ------------
have not granted any license in respect of any Intellectual Property. Sellers have taken all commercially reasonable actions necessary to maintain the Intellectual Property, including the use and practice thereof, and any and all registrations with respect to the Intellectual Property except where the failure to take any such action could not reasonably be expected to have a Material Adverse Effect. In the reasonable opinion of Sellers, they own or possess adequate rights in and to all Intellectual Property necessary to conduct the Business as presently conducted by Sellers.

          (b) Except as set forth on Schedule 3.7, Sellers own the AWC Mark as
                                     ------------
of the Closing Date free and clear of all encumbrances. At and as of the Closing Date and subject to Bankruptcy Court approval, the AWC Mark will not be the subject of any pending adverse Claim, or to the knowledge of Sellers, any threatened or potential Claim of infringement. The products Sellers manufacture, produce or sell using the AWC Mark do not, and any process, method, part, design or material they employ in connection with the use of the AWC Mark, or the marketing and use by them of any products or any services which contain the AWC Mark do not infringe any intellectual property of another Person, and Sellers have not received any notice contesting their right to use the AWC Mark in any way. Except as set forth on Schedule 3.7, prior to the Closing Date,
                                    ------------
Sellers have not granted any license in respect of the AWC Mark and have taken all commercially reasonable actions necessary to maintain the AWC Mark, including the use and practice thereof, and any and all registrations with respect to the AWC Mark.

     3.8  Customer List.  Schedule 3.8 contains a true and complete list of all
          -------------   ------------
customers and accounts of Sellers in respect of the Business which produced gross sales in excess of $25,000 during any of the fiscal years ended December 31, 1995 and 1996 and the six months ended June 30, 1997. Other than as set forth on Schedule 3.8, (i) to the best knowledge of Sellers after due inquiry,
         ------------
none of such customers has terminated, or materially reduced, and no such customer has given written notice that it will terminate or materially reduce its relationship with Sellers prior to the Closing, and (ii) to the best knowledge of Sellers, such customers will continue equivalent relationships with Purchaser subsequent to the Closing.

     3.9  Suppliers.  Schedule 3.9 contains a true and complete list of all
          ---------   ------------
suppliers of Sellers in respect of the Business which furnished products or supplies in excess of $25,000 to Sellers during any of the fiscal years ended
December 31, 1995 and 1996 and the six months ended June 30, 1997.   Other than
as set forth on Schedule 3.9, (i) to the best knowledge of Sellers after due
                ------------
inquiry, none of such suppliers has terminated, or materially reduced, and no such supplier has given written notice that it will terminate or materially reduce its relationship with Sellers prior to the Closing.

     3.10 Contracts.  Schedule 3.10 is a true and complete list of all material
          ---------   -------------
Contracts as of the date hereof relating to the Acquired Assets and/or the Assumed Obligations. Sellers have delivered to Purchaser true and correct copies of each listed document and a written description of each oral Contract so listed. Schedule 3.10 includes all the material Contracts to which Sellers
            -------------
are party, or to which any of the Acquired Assets or Assumed Obligations are subject.

     3.11 Employee Benefit Plan.
          ---------------------

          (a) Except as set forth on Schedule 3.11, Sellers do not maintain or
                                     -------------
have any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any plan or fringe benefit arrangement or employment agreement for any employee, consultant or agent which does not constitute an employee benefit plan.

          (b) No circumstance exists and there have been no acts or omissions which have given rise or may give rise to any liability, fine, tax or other penalty with respect to the plans, arrangements and agreements listed on

Schedule 3.11 (referred to hereinafter as "Employee Benefit Plans") for which
-------------                              ----------------------
Purchaser could be liable, except to the extent expressly assumed hereunder by Purchaser.

          (c) Except as set forth on Schedule 3.11, there are no actions, suits
                                     -------------
or claims (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan or the assets thereof for which Purchaser could be liable and no facts exist which could give rise to any such actions, suits or claims.

          (d) Except as set forth on Schedule 3.11, Sellers do not have any
                                     -------------
liability for providing any post-retirement medical or life insurance benefits for any employee or eligible dependent that could become the liability of Purchaser.

     3.12 No Defaults or Violations.  Except (i) as set forth on Schedule 3.12
          -------------------------                              -------------
and (ii) as may occur or may have occurred as a consequence of Sellers' compliance with the Bankruptcy Code and applicable rules (a) Sellers have not materially breached any provision of, nor are they in material default under the terms of, any Contract described in Section 3.10, Permit or

Order to which they are a party or under which they have any rights or by which they are bound and which relates to the business or operation of the Business, the Acquired Assets and/or the Assumed Obligations (including, without limitation, the Lease, Sellers' Purchase Orders, or Customer Orders), nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, could constitute any such material breach or material default, and to the knowledge of Sellers no other party to the Lease or any such contract, commitment or agreement is in default thereunder in any material respect and (b) Sellers are not in violation or default of, or with respect to, any Regulation that is applicable to the Acquired Assets or the Assumed Obligations, nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, could constitute any such violation or breach, except for such violations or breaches which could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.13 Certain Environmental Matters.  Except as disclosed on Schedule 3.13:
          -----------------------------                          -------------
(a) neither the Business nor any of the Acquired Assets or Assumed Obligations violates any applicable Environmental Law in effect as of the date hereof in any material respect, and neither the Business nor any of the Acquired Assets or Assumed Obligations is subject to any material Environmental Liabilities and Costs; (b) Sellers have not stored or used any Contaminants at any of the Owned Real Property or Leased Real Property or, to Sellers' best knowledge, in any manner connected with its operation of the Business or the use of any of the Acquired Assets, except for inventories of chemicals and raw materials which are or were to be used in the ordinary course of business of Sellers (which inventories have been stored or used in accordance in all material respects with all applicable Environmental Permits and all Environmental Laws in effect as of the date hereof); (c) Sellers have not received any notice from any Authority or private entity advising it that any of the Owned Real Property or Leased Real Property or the operation thereof is in violation in any material respect of any Environmental Law in effect as of the date hereof or any applicable Environmental Permit, or that they are or were responsible (or potentially responsible) for the cleanup of any Contaminants at, on or beneath such properties or assets or at, on or beneath any land adjacent thereto or in connection with any Waste or Contamination Site, nor have Sellers filed any notice with respect of the Business, the Acquired Assets or the Assumed Obligations under any applicable Environmental Law in effect as of the date hereof reporting a Release of a Contaminant into the environment; (d) neither the Business, the Acquired Assets or the Assumed Obligations, nor the operation thereof, is the subject of foreign, Federal, State, local or private litigation or proceedings or judicial or administrative Claim involving a demand for damages or other potential liability with respect to violations of Environmental Laws in effect as of the date hereof; (e) neither Sellers, nor, to the best of Sellers' knowledge, any current or previous owner, tenant, lessee, subtenant or sublessee of any of the Owned Real Property or Leased Real Property or any portion thereof, or any predecessor of the Business or of Sellers, have buried, dumped, disposed of, spilled or released any Contaminants on, beneath or about its properties relating to the operation of the Business or the Acquired Assets or any property adjacent thereto that individually or in the aggregate could result in any Material Adverse Effect; (f) Sellers and all of their present property, assets and operations as well as their past property ("Past Property")
                                                                 -------------
(defined as real property, assets and operations of Sellers which were owned or conducted, but are not owned or conducted as of the date hereof), in each case, relating to the Business, the Acquired Assets or the Assumed Obligations, are not subject to any outstanding Order from or Contract with any Authority respecting (i) any Environmental Law, (ii) any Remedial Action, or
(iii) any Environmental Liabilities and Costs, whether arising from the Release of a Contaminant into the environment or otherwise; (g) Sellers have not been notified that any of Sellers' present property, assets or operations or Past Property, in each case, relating to the Business, the Acquired Assets or the Assumed Obligations, are the subject of any Claim by any Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment, which Claim is still pending as of the date of this Agreement; (h) Sellers have not filed any notice in respect of Sellers, or their properties, assets or operations, under any Environmental Law indicating treatment, storage or disposal of a hazardous waste in connection with their present property, assets and operations or their Past Property in each case, relating to the Business, the Acquired Assets or the Assumed Obligations; (i) no by-products of any manufacturing process or operation of the Business, Acquired Assets or Assumed Obligations, which may constitute Contaminants are currently stored or otherwise located at such properties or assets except in compliance in all material respects with all applicable Environmental Laws in effect as of the date hereof; (j) Sellers have obtained all Environmental Permits necessary for their operations, in each case, relating to the Business, the Acquired Assets or the Assumed Obligations, and all such Environmental Permits are in good standing, and Sellers are in compliance in all material respects with such Environmental Permits; and (k) Sellers have timely filed all reports required to be filed with respect to the Business, the Acquired Assets and the Assumed Obligations, and have generated and maintained all required data, documentation and records, in each case, under all applicable Environmental Laws in effect as of the date hereof with respect thereto. Solely for purposes of this Section 3.13, any representation or warranty contained in this Section 3.13 qualified by the words or phrases "material," "in any material respect," "in all material respects," or "Material Adverse Effect" shall mean that no act or omission by Sellers, or other state of facts, matters or circumstances exist or have occurred with respect to the subject matter of any such representation or warranty which individually or in the aggregate could result in Losses of $100,000 or more.

     3.14 Litigation.  Except as disclosed in Schedule 3.14 or released or
          ----------                          -------------
otherwise terminated as a result of either the 363 Order and the 365 Order or in the alternative, the 1129 Order, there are no Claims pending or, to the knowledge of Sellers, threatened, against or affecting in any way Sellers, the Business, the Acquired Assets or the Assumed Obligations, or any officers, directors, employees or the stockholders thereof in their capacity as such, or any of the properties or business thereof, or relating to the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.14, Sellers
                                                        -------------
are not subject to any Order which has or may have a Material Adverse Effect.

     3.15 Taxes.  Except as set forth on Schedule 3.15, (i) all Taxes relating
          -----                          -------------
to the Business have been properly determined in accordance with applicable rules and regulations and have been paid in full on time, (ii) Sellers have duly and timely filed all Tax Returns relating to the Business of every nature required to be filed by it, in every jurisdiction in which the same may have been so required, and have paid all Taxes disclosed on such returns, (iii) all Taxes relating to the Business of which notice has been received or which shall accrue on or prior to the Closing Date have been paid or shall be paid by Sellers in due course and in a timely manner, (iv) all amounts required by law to be paid by Sellers with respect to employees' withholding taxes relating to the Business have been paid, (v) there are no tax liens on any Acquired Assets, except liens for Taxes not yet due, (vi) Sellers have not filed a consent under Section 341(f)(1) of the Code, relating to collapsible corporations, and none of the assets of Sellers is subject to such a consent;
(vii) there are no Claims pending against Sellers for past due Taxes, and Sellers do not know of any such threatened claim or the basis for any such Claim relating to the Business, and (viii) there are not now any matters under discussion with any Authority with respect to any additional Taxes or assessments relating to Sellers. Except to the extent expressly assumed hereunder by Purchaser, Purchaser will not be liable for any of Sellers' Taxes as a result of the consummation of the transactions contemplated by this Agreement. None of the Acquired Assets is subject to a lease or other arrangement pursuant to which Sellers are not entitled to depreciation allowances under the Code and for which Sellers are taking a depreciation allowance.

     3.16 Condition of Assets.  Except as disclosed on Schedule 3.16, all of the
          -------------------                          -------------
Acquired Assets which consist of personal, owned or leased property, other than Owned Real Property or Leased Real Property, (a) are in normal operating condition (ordinary wear and tear excepted), (b) have been maintained in a manner consistent with applicable law, industry standards and past practices, and (c) are free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations.

     3.17 Brokers.  Sellers have not paid or become obligated to pay any fee or
          -------
commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

     3.18 Insurance Policies.  Sellers have been adequately insured with respect
          ------------------
to risks normally insured against, and in amounts normally carried by, companies similarly situated and engaged in similar businesses. Sellers are current on all insurance obligations, including, but not limited to, employee health and accident insurance, and environmental, property, general liability, product liability and worker's compensation insurance, as described on Schedule 3.18.
                                                               -------------
Schedule 3.18 contains a list of each insurance policy currently providing
-------------
coverage for the assets of Sellers relating to the Business and the Acquired Assets and a copy of each such policy has been delivered to Purchaser.

     3.19 Assets Sufficient for Conduct of Business.  The Acquired Assets and
          -----------------------------------------
the Excluded Assets, taken together, include sufficient assets necessary for the conduct of the Business as presently conducted by Sellers.

     3.20 Products Liability.  Except as set forth on Schedule 3.20, in
          ------------------                          -------------
connection with the Business, (i) there is no Claim by or before any court or Authority against or involving Sellers concerning any product designed, manufactured, shipped, sold or delivered by or on behalf of

Sellers which is pending or, to the best knowledge of Sellers, threatened, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product, an alleged failure to warn as to the condition or use of any such product, or an alleged breach of implied warranties or representations made with respect to any such product, nor is there any valid basis for any such Claim, (ii) there has not been any Occurrence (as hereinafter defined) for the periods shown on Schedule 3.20 involving Claims
                                                  -------------
or threatened Claims in writing in excess of $10,000 in the aggregate, (iii) there has not been any product recall, rework or post-sale warning or similar action (collectively "Recalls") conducted with respect to any products designed,
                      -------
manufactured, shipped, sold or delivered by or on behalf of Sellers, or any investigation or consideration of or decision made by Sellers concerning whether to undertake or not undertake, any Recalls and (iv) there are no material defects in design, manufacturing and materials or workmanship, including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product designed manufactured, shipped, sold or delivered by or on behalf of Sellers. For the purposes of this
Section 3.20, the term "Occurrence" means any accident, happening or event which occurs or has occurred or will have occurred at any time prior to the Closing Date which is caused or allegedly caused by hazard or defect in manufacture, design, materials or workmanship, including without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product designed, manufactured, shipped, sold or delivered by or on behalf of Sellers, which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself, except for products returned, repaired or replaced in the ordinary course of business), or for which any person seeks consequential damages.

     3.21 Labor Disputes; Compliance.  Except as set forth on Schedule 3.21,
          --------------------------                          -------------
Sellers are not a party to or bound by any union or collective bargaining agreement for employees associated with the Business. In connection with the Business, Sellers have complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the occupational safety and health acts, laws and regulations. Sellers are not liable for any arrears in wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 3.21, there are no charges of employment discrimination or
             -------------
unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Sellers, threatened against or involving either of the Sellers. Except as set forth on Schedule 3.21, to the best knowledge of
                                 -------------
Sellers, no employees of the Business are represented by any labor organization and no labor organization or group of Sellers' employees has made a demand for recognition, filed a petition seeking a representation proceeding, or given Sellers notice of any intention to hold an election of a collective bargaining representative. To the knowledge of the of Sellers, except as set forth on
Schedule 3.21, there are no grievances, complaints or charges that have been
-------------
filed against either of the Sellers under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have a Material Adverse Effect. Except as set forth on
Schedule 3.21, no arbitration or similar proceeding is pending and no claim the
-------------
has been asserted.

     3.22 Employees; Officers.  Schedule 3.22 hereto lists the name and address
          -------------------   -------------
of each officer and employee of Sellers and consultant exclusively associated with the Business not terminable at will by Sellers as of the date of this Agreement whose current annual salary or aggregate annual cash compensation from Sellers or one of their affiliates equals $50,000 or more, together with the current job title and the aggregate annual cash compensation paid to each such person, including a description of applicable bonus or benefit plans applicable to such persons.

     3.23 WARN Act.  No circumstance exists, and there have been no acts or
          --------
omissions which have given rise or may give rise to, any liability, fine, tax or other penalty under WARN for which Purchaser could be liable.

     3.24 Collectibility of Accounts Receivable.  All of the Accounts Receivable
          -------------------------------------
(less the reserve for bad debts set forth on the Financial Statements) are or will be at the Closing valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. Except as set forth on Schedule 1.1(o),
                                                              ---------------
Sellers have no accounts or loans receivable from any person, firm or corporation which is affiliated with Sellers or from any director, officer or employee of Sellers.

     3.25 Inventories.  Except as disclosed in Schedule 3.25, all items in
          -----------                          -------------
Sellers' Inventories are of a quality and quantity usable and/or saleable in the ordinary course of business at profit margins consistent with the Sellers' experience during the fiscal year ended December 31, 1996 and the six months ended June 30, 1997. The values of the inventories stated in the AWC Financial Statements and any subsequent financial statements of Sellers reflect the normal inventory valuation policies of Sellers and were determined at the lower of cost or market in accordance with generally accepted accounting principles, practices and methods consistently applied. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. All inventory items are located on the Owned Real Property or the Leased Real Property, except as set forth on Schedule
                                                                        --------
3.25.
----

     3.26 FDA Matters.  Sellers are registered with the FDA as manufacturers of
          -----------
Class I and Class II medical devices, including without limitation, wound-management devices. Sellers are in compliance with all Regulations promulgated or enforceable by the FDA, including the FDA's guidelines relating to the manufacture, storage, packaging and distribution of medical products, including without limitation, guidelines governing "good manufacturing practices," "good laboratory practices" and promotional claims regarding health and personal care products. Neither of the Sellers have received any notice, citation, inquiry, warning letter, "483" letter, request for information or other communication from the FDA in respect of any of the Acquired Assets or the Business (collectively, "FDA Inquiries"), other than
                -------------
set forth on Schedule 3.26, and all such FDA Inquiries have been resolved by
             -------------
Sellers to the satisfaction of the FDA.

      3.27 Accuracy of Statements.  Neither this Agreement nor any statement,
           ----------------------
list, certificate or other information, taken as a whole, furnished or to be furnished by or on behalf of Sellers to Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact regarding Sellers, the Acquired Assets, the Assumed Obligations or the business or operation of the Business, or omits or will omit to state a material fact necessary to make the statements regarding Sellers, the Acquired Assets, the Assumed Obligations or the business or operation of the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Sellers as follows:

      4.1  Due Incorporation, etc.  Purchaser is a corporation duly organized,
           ----------------------
validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority (including necessary authorization to do business as a foreign corporation where required) to own, lease and operate its properties and to carry on its business as now being conducted.

      4.2  Corporate Authority.  Purchaser has all requisite corporate and other
           -------------------
power and authority to enter into this Agreement and to carry out its obligations under this Agreement and the Contracts and transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Contracts and transactions contemplated hereby and thereby by Purchaser will, by the Closing Date, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and such Contracts have been duly executed and delivered by Purchaser, to the extent a party thereto, and constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the certificate of incorporation or by-laws of Purchaser or violate any provision of any Contract, Permit or Order to which Purchaser is a party or by which it or any of its properties is bound.

      4.3 Consents.  Subject to the satisfaction of the condition set forth in
          --------
Section 8.17 hereof, no notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Purchaser to consummate the transactions contemplated hereby.

      4.4 Financing.  Subject to the satisfaction of the condition set forth in
          ---------
Section 8.17 hereof, Purchaser will have, at the Closing Date, sufficient funds available to it to pay the Purchase Price. Purchaser is, and after giving effect to the transactions contemplated hereby will be, solvent.

      4.5 Brokers.  Purchaser has not paid or become obligated to pay any fee or
          -------
commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V

                             COVENANTS OF SELLERS

      5.1 Implementing Agreement.  Sellers agree that from the date hereof to
          ----------------------
the Closing Date, they will use their reasonable best efforts to fulfill their obligations under the terms of this Agreement.

      5.2 Cooperation of Sellers; Access to Information.  Sellers agree that
          ---------------------------------------------
from the date hereof to the Closing Date, Sellers shall give Purchaser and Purchaser's officers, directors, employees, agents or advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives") access during normal business hours,
                          ---------------
without unreasonable interference with business operations, to all of the facilities, properties, books, Contracts and records of Sellers relating to the Business and shall make Sellers' Representatives available to Purchaser as Purchaser shall from time to time reasonably request (upon reasonable notice). Purchaser and its Representatives will be furnished all information concerning the Business which Purchaser reasonably requests. Sellers shall cooperate with all reasonable requests of Purchaser and Purchaser's Representatives in connection with the consummation of the transactions contemplated hereby.

      5.3 Preservation of Business.  Sellers agree that from the date hereof
          ------------------------
until the Closing Date, Sellers shall use reasonable best efforts to (subject to the requirement of the Bankruptcy Code and applicable rules thereunder) (i) preserve intact the present business organization and personnel of the Business and (ii) preserve the present goodwill and relationships of Sellers with respect to the Business.

      5.4 Conduct of the Business.  Between the date of this Agreement and the
          -----------------------
Closing Date, Sellers (other than in connection with the Reorganization Plan, or, prior to the effective date of the Reorganization Plan, in the ordinary course of business as debtors in possession) shall do the following, unless Purchaser shall otherwise consent in writing:

          (a) conduct the Business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices;

          (b) refrain from making any purchase, sale or disposition of any asset or property of the Business, including any of the Acquired Assets, other than in the ordinary course of business, from purchasing or selling any capital asset costing more than $10,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering (other than to Congress Financial Corporation (New England) ("Congress")), any of the properties or assets of the Business, including any of the Acquired Assets;

          (c) refrain from incurring or modifying any contingent liability as a guarantor or otherwise with respect to the obligations of others relating to the Business or the Acquired Assets;

          (d) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

          (e) refrain from (i) declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, (ii) making any direct or indirect redemption, purchase or other acquisition of its capital stock or options with respect thereto, (iii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class thereof or (iv) entering into any agreement or commitment with respect to any of the foregoing;

          (f) refrain from prepaying any loans, including without limitation loans from its stockholders, officers or directors (if any), making any change in the borrowing arrangements of the Business (other than any refinancing of Sellers' revolving or term loan under existing credit agreements between Sellers and Congress or Bank One of Texas, N.A.) or modifying, amending or terminating any material contracts of the Business except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims relating to the Business;

          (g) use its best efforts to prevent any material change with respect to its management and supervisory personnel or banking arrangements of the Business;

          (h) pay all Post-Petition Liabilities in the ordinary course of business in a manner consistent with past practice unless they are being disputed in good faith, and otherwise refrain from paying, discharging or satisfying any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business, other than the payment, discharge or satisfaction in the ordinary course of business and in a manner consistent with past practices of liabilities reflected or reserved against in the Business Financial Statements or incurred since the date of the balance sheet contained in the Business Financial Statements in the ordinary course of business and in a manner consistent with past practices (provided that it shall in no event prepay any indebtedness for borrowed money);

          (i) use its best efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in
Schedule 3.18 or equivalent insurance with any substitute insurers approved by
-------------
Purchaser;

          (j) refrain from materially changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of Accounts Receivable) relating to the Business or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability;

          (k) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions; and

          (l) maintain all Restricted Cash in a segregated account and refrain from distributing, disposing of, pledging or otherwise encumbering or making any payment from or of all or any portion of such Restricted Cash.

      5.5 Books and Records.  Sellers agree that from the date hereof to the
          -----------------
Closing Date, Sellers shall maintain their books, accounts and records relating to the Business in the usual, regular and ordinary manner, and on a basis consistent with the Financial Statements and past practices.

      5.6 Compensation.  Other than in the ordinary course of business or as set
          ------------
forth on Schedule 5.6, (a) no increase or other material change shall be made in
         ------------
the compensation arrangements for any officer, director, employee, stockholder, consultant or agent of Sellers employed at or in connection with the business or operation of the Business from that in effect as of the date hereof, (b) no pension or profit sharing plan, or any other employee benefit arrangement, shall be in effect, except as listed on Schedule 3.11, and (c) Sellers shall not enter
                                  -------------
into any agreement, arrangement or understanding relating to the employment of any officer, director, consultant or agent of Sellers in connection with the business or operation of the Business.

      5.7 Consents and Approvals.  Sellers shall use their reasonable best
          ----------------------
efforts to obtain all consents and approvals to the performance of their obligations under this Agreement and the transactions contemplated hereby from each party to any of the Assumed Obligations, together with any other necessary consents and approvals to the performance of Sellers' obligations. Sellers shall make all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Sellers or any of its affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby. Sellers shall use their reasonable best efforts to obtain all required consents and approvals (if any) to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Sellers shall continue to use such reasonable best efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things necessary to give Purchaser the benefits which would be obtained under such Permits. In the event that any asset included in the Acquired Assets cannot be transferred to Purchaser as a result of the inability of Sellers to obtain on or prior to the Closing Date any necessary governmental approvals or third party consents, Purchaser and Sellers shall enter into appropriate arrangements (to the extent practicable) to provide Purchaser with the right to operate such asset with as minimal disruption to the conduct of Purchaser's business as possible and an appropriate portion of the Estimated Closing Purchase Price representative of the value of such assets shall be escrowed pending receipt of such approvals. All costs and expenses in connection with Seller's obligations under this Section will be borne by Sellers.

      5.8   No Default.  Except to the extent as may occur or may have occurred
            ----------
 as a consequence of Sellers' compliance with the Bankruptcy Code and the applicable rules, Sellers shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Assumed Obligations or any other Contract relating to the Business, the breach of which would have a Material Adverse Effect.

      5.9   Compliance with Laws.  Sellers shall make all commercially
            --------------------
reasonable efforts to comply with all Regulations applicable to the Business or the Acquired Assets (including, without limitation, all Environmental Laws) or as may be required for the valid and effective transfer and assignment of the Acquired Assets and the Assumed Obligations.

      5.10  No Modifications.  Sellers shall not modify, amend or otherwise
            ----------------
alter or change any of the material terms or provisions of any of the Assumed Obligations except to the extent permitted by Section 5.12 of this Agreement.

      5.11  Bankruptcy Actions.
            ------------------

            (a) As promptly as practicable after the date hereof, but in no event later than July 21, 1997 (the "Sale Procedures Motion Date"), Sellers
                                     ---------------------------
will file with the Bankruptcy Court a motion, supporting papers and, in the form attached hereto as Exhibit 5.11, a form of Order (the "Sale Procedures
                        ------------                        ---------------
Order"), seeking the Bankruptcy Court's approval nine days after the Sale
------
Procedures Motion Date, or the next available Bankruptcy Court date thereafter, than August 15, 1997 (the "Sale Procedures Approval Date") of the terms of
                           -----------------------------
but in no event later Article VII and XI of this Agreement and both Sellers'
                      -----------     --
and Purchaser's observance and performance of such terms during the pendency of the Chapter 11 Cases. The Proposed Order of the Bankruptcy Court approving the aforementioned items shall be substantially in the form attached hereto as
Schedule 5.11, and shall schedule a hearing for approval of the 363 Order
-------------
and the 365 Order or, as applicable, the 1129 Order for thirty (30) days after the Sale Procedures Approval Date, or the next available Bankruptcy Court date thereafter, but no later than September 22, 1997, or such later date as Purchaser and Seller mutually shall agree (the "Outside Date").
                                                ------------

          (b) As promptly as practicable after the date hereof, but in no event later than July 21, 1997, Sellers will file with a Bankruptcy Court moving papers including supporting papers and forms of proposed orders, in form and substance reasonably satisfactory to Purchaser's counsel, seeking the Bankruptcy Court's approval either (i) of the 363 Order and the 365 Order, as evidence of the Bankruptcy Court's approval of this Agreement, Sellers' performance under this Agreement and the assumption and assignment of the Contracts related to the Business, and/or (ii) at Sellers election, an order of the Bankruptcy Court under Section 1129 of the Bankruptcy Code providing rights and protections to Purchaser and Cape Ann, substantially identical to those provided for in the 363 Order and the 365 Order, upon the filing of and hearings on any amended plan and amended disclosure statement proposed by Sellers, and upon due notice pursuant to Rule 2002(b) of the Federal Rules of Bankruptcy Procedure (the "1129 Order").
                                                                   ----------

          (c) As promptly as practicable, Sellers will provide Purchaser with copies of all motions, applications, and supporting papers prepared by Sellers in connection with this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.

      5.12  Approval of Certain Contracts.  Without the prior consent of
            -----------------------------
Purchaser, other than in the ordinary course of business consistent with past practices, Sellers shall not enter into any Contract relating to the Business which either (i) requires a payment in excess of, or a series of payments which in the aggregate exceed, $25,000 or (ii) has a term of, or requires the performance of any obligations by Sellers or their assignee over a period in excess of, one year, unless it its terminable by Sellers and their assignee without penalty or premium upon not more than 30 days' notice.

      5.13  Referral of Business Opportunities.  From and after the Closing
            ----------------------------------
Date, Sellers will refer to Purchaser all incoming business inquiries, customer orders and other matters related to the Business, the Acquired Assets and the Assumed Obligations including, without limitation, all customer orders received by Sellers via computer or other automated inventory control systems, and will timely deliver to Purchaser such customer orders in printed form for use by Purchaser. To the extent customer orders are delivered to third party electronic data interchange providers, such providers will be instructed to transmit such orders to Purchaser or Purchaser's providers. Electronic delivery, if used, shall be by such method as shall be mutually agreed.

      5.14  Public Announcements.  Prior to the Closing Date, without the prior
            --------------------
written approval of the Purchaser or the Sellers, as the case may be, which approval shall not be unreasonably withheld, no party hereto will issue, or permit any agent or affiliate of it to issue, any press releases or otherwise make, or cause any agent or affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except as contemplated by this Agreement or where such release or statement is required by law or under the rules and regulations of the Nasdaq Stock Market (or any national stock exchange on which the shares of such party are listed). In each case to which such exception applies, the releasing party will allow the other parties to review and comment on such release or statement prior to releasing or make the same.

      5.15  Interim Financial Information.  Sellers will supply Purchaser with
            -----------------------------
the Interim Business Financial Statements through the Closing Date as promptly as practicable following the close of the period to which they relate.

      5.16  No Solicitation or Negotiation.  Except as provided in Section 7.1,
            ------------------------------
each of the Section 5.16 Parties represents and warrants that it has terminated all discussions and negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined below). From and after the date hereof until the termination of this Agreement, none of the Section 5.16 Parties shall, nor shall any of them authorize or permit any of their respective officers, directors, employees, agents, advisors or representatives to, directly or indirectly, except in compliance with the Sale Procedures Order, (i) solicit, initiate or encourage the submission of, any inquiries, proposals or offers from any Person or entity relating to an Acquisition Proposal, (ii) enter into any Contract with respect to any Acquisition Proposal, (iii) enter into, engage in, or participate or continue in, any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could lead to, any Acquisition Proposal, provided, however, that Sellers may respond to inquiries from any person seeking to make an Acquisition Proposal pursuant to the Sale Procedures Order, or (iv) respond to any unsolicited inquiry or proposal made by any Person or entity that constitutes, or could lead to, any Acquisition Proposal, provided, however, that from and after the entry of the Sale Procedures Order, the Section 5.16 Parties may provide necessary information to any Person who has submitted any unsolicited inquiry or proposal that constitutes, or could lead to any Acquisition Proposal, and may provide such notices as the Bankruptcy Court may direct in connection with the actions contemplated by Sections 5.11, 7.1 and 11.2 hereof.

     In the event that any of the Section 5.16 Parties receives any inquiry, proposal or offer in any way relating to an Acquisition Proposal, such Section
5.16 Party shall promptly notify Purchaser thereof, the terms and conditions thereof and the identity of the Person or entity making such inquiry, proposal or offer.

     As used herein, the term "Acquisition Proposal" shall mean any proposed or
                               --------------------
actual transaction or series of transactions of any of the types specified below between Sellers and one or more Third Parties (other than a stockholder or creditor of Sellers acting in its capacity as a stockholder or creditor, respectively, of Sellers pursuant to Sellers' reorganization plan to be filed with the Bankruptcy Court on July 21, 1997, as it may be amended from time to time to provide for substantially similar treatment with respect to the Acquired
Assets (the "Reorganization Plan"):  (i) any merger, consolidation or similar
             -------------------
transaction involving all or substantially all of the Business or the Acquired Assets, (ii) any sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of all or substantially all of the Business or the Acquired Assets (except with respect to dispositions of Acquired Assets permitted by Section 5.4 hereof), (iii) any issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 5% or more of the votes attached to the outstanding securities of AWC or Weaver, (iv) any transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the outstanding shares of AWC, (v) any recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to AWC or Weaver, or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the transactions contemplated by this Agreement.

      5.17  Notice of Developments.  Sellers will give prompt written notice to
            ----------------------
Purchaser of any development that could reasonably be expected to have a Material Adverse Effect or that would affect the ability of Sellers to consummate the transactions contemplated by this Agreement. No disclosure by Sellers pursuant to this Section 5.17, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      5.18  Break-up Fee and Expenses.  In connection with the bankruptcy
            -------------------------
actions required by Section 5.11 hereof, Sellers will advocate the approval of the Bankruptcy Court of the payment of the Break-up Fee and Expenses and the right of first refusal granted to Purchaser pursuant to the terms and provisions of Article VII hereof.
   -----------

      5.19  Compliance with WARN Act.  Sellers will comply with all applicable
            ------------------------
provisions of the WARN Act and the regulations promulgated thereunder. Sellers expressly assume all obligations and liabilities under the WARN Act that may arise out of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, Purchaser's obligation, if any, to deliver notices to third parties. Notwithstanding the foregoing, Sellers shall have no liability for actions or omissions made by Purchaser after the Closing Date.

      5.20  Environmental Responses.  From and after the Closing Date, Sellers
            -----------------------
will, at their sole cost and expense, respond to any and all inquiries and/or other correspondence from any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, any public, private or industry regulatory authority, whether Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Regulation, including without limitation, the U.S. Environmental Protection Agency, which relate in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants at, inter alia, the Barceloneta Landfill located in Barceloneta, Puerto Rico, or
----- ----
any of the Owned Real Property.

      5.21  Lease Amendment.  Sellers shall use their reasonable best efforts to
            ---------------
assist Purchaser in its efforts to enter into an amendment to the Lease on or prior to August 1, 1997 on terms and conditions reasonably satisfactory to Purchaser (the "Lease Amendment").

      5.22  Time-Warner/United Features License Assignments.  Sellers shall use
            -----------------------------------------------
their reasonable best efforts to effect the assignment of the Time-Warner/United Features Licenses to Purchaser on terms and conditions substantially similar to the terms and conditions currently existing under the Time-Warner/United Features Licenses (the "Time-Warner/United Features License Assignments") and
                        -----------------------------------------------
shall use their reasonable best efforts to effect the sale, assignment, transfer and delivery to Purchaser of all of the assets described in Section 1.1(l) containing any of the Time-Warner/United Features Characters, such that Purchaser shall acquire all right, title and interest in and to such assets, free and clear of any Liens or other encumbrances, other than those which may arise under the Time-Warner/United Features Licenses and the Time-Warner/United Features License Assignments.

      5.23  Capitalized Lease Obligations.  Sellers shall pay off and discharge
            -----------------------------
in full all obligations under all capitalized leases set forth on Schedule 5.23.
                                                                  -------------

      5.24  Slow Moving Inventory Matters.  Sellers shall prepare and deliver to
            -----------------------------
Purchaser upon Purchaser's reasonable request, and Purchaser shall cooperate with Sellers in that endeavor, Appendix A listing New SKUs/Items.
                               ----------

      5.25  Exchange Act Filings.  In connection with any filing to be made by
            --------------------
Purchaser under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Federal Securities Laws"),
                                                     -----------------------
before or after the Closing Date, Sellers shall (i) to the extent not already in Purchaser's possession, provide Purchaser such financial and other information and documents relating to the Business as may be reasonably available to Sellers as Purchaser may request, and (ii) generally cooperate with Purchaser and its Representatives in connection therewith; provided, however, that in the event that Purchaser determines, in its sole discretion after consulting with its Representatives and Sellers and their Representatives, that the provisions of the Federal Securities Laws require inclusion in any such filing audited financial information of the Business relating to the purchase of the Business by Purchaser hereunder that is not presently available to Sellers, Purchaser and Sellers shall mutually select a national accounting firm to assist Purchaser and Sellers in the preparation and filing of such audited financial information, and the fees and expenses of such firm shall be shared equally by Purchaser and Sellers, provided that in no event shall Sellers be obligated to pay more than $50,000 of such fees and expenses.

                                  ARTICLE VI

                            COVENANTS OF PURCHASER

      6.1 Implementing Agreement.  Purchaser agrees that from the date hereof to
          ----------------------
the Closing Date, it will use its reasonable efforts to secure the financing contemplated by Section 8.17 and fulfill its obligations under the terms of this Agreement.

      6.2 Consents and Approvals.  Purchaser shall use its reasonable best
          ----------------------
efforts to obtain all consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby. Purchaser shall make all filings, applications, statements and reports to all authorities which are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby.

      6.3 Access to Information.  Purchaser agrees that from the Closing Date
          ---------------------
until the period set forth below, Purchaser shall give Sellers and Sellers' representatives access during normal business hours, without unreasonable interference with business operations, to all of the books, records and personnel of Purchaser relating to the Business which were transferred to Purchaser pursuant to the terms of this Agreement for the purpose of winding up Sellers' business and affairs; provided, that prior to obtaining access to such books, records and personnel Sellers deliver to Purchaser a written statement to the effect that such information will only be used by Sellers and/or Sellers' representatives (i) to perform Sellers' obligations under Section 5.20, or (ii) to resolve any dispute Seller may have with a third party, including Purchaser, and Sellers agree to pay for all reasonable costs incurred by Purchaser in connection with its compliance with this Section 6.3. Purchaser shall permit Sellers and Sellers' representatives such access for a period of three (3) years after the Closing Date except for information with respect to (i) employee benefit matters, tax matters and product liability matters, for which access shall be permitted until the expiration of the applicable statute of limitations and (ii) environmental matters, for which access shall be permitted for a period of six (6) years after the Closing Date; provided each such period shall be extended for so long as any dispute subject to Article XII is unresolved.
                                               -----------

      6.4 Assumed Obligations.  Subject to Section 1.4 hereof and the
          -------------------
consummation of the transactions contemplated by Article X hereof, Purchaser
                                                 ---------
agrees to assume and perform the Assumed Obligations.

      6.5 Payment of Purchase Price.  Subject to the consummation of the
          -------------------------
transactions contemplated by Article X hereof, Purchaser agrees to pay the
                             ---------
Estimated Closing Purchase Price on the Closing Date.

      6.6 Silent Nite/Airmax Matters.  Purchaser shall, on or prior to the
          --------------------------
Closing, provide written notice to Sellers as to whether Purchaser plans to manufacture, produce, market or sell any of the products known as Silent Nite or Airmax or any other nasal dilating products of the same type as those manufactured, produced, marketed or sold in the Business by Sellers on or prior to the Closing.

      6.7 Accounts Receivables.  From and after the Closing Date until the date
          --------------------
which is 150 days after the Closing Date (the "Outside Collection Date"),
                                               -----------------------
Purchaser shall use reasonable efforts to pursue the collection of all Accounts Receivables, but shall in no event be required to resort to litigation with respect to such collection. Promptly following the Outside Collection Date, Purchaser shall execute and deliver to Sellers such documentation as is necessary to assign to Sellers any Accounts Receivables that remain uncollected as of the Outside Collection Date. From and after the Outside Collection Date, Purchaser shall have no obligation to pursue collection of Accounts Receivables.

      6.8 Lease Amendment.  Purchaser shall use its reasonable best efforts to
          ---------------
enter into the Lease Amendment on or prior to August 1, 1997.


                                  ARTICLE VII

                            RIGHT OF FIRST REFUSAL

      7.1 Overbid Procedures and Right of First Refusal.  A Third Party
          ---------------------------------------------
interested in acquiring the assets of the Business may submit to Sellers an Acquisition Proposal in accordance with the provisions of the Sale Procedures Order and this Section 7.1. Such Acquisition Proposal must comply with the Sale Procedures Order, which shall provide, among other things, that parties intending to submit Acquisition Proposals must do so not less than five (5) days prior to the hearing to approve this Agreement, whether such hearing is held in connection with the confirmation hearing in the Chapter 11 Cases, or otherwise (the "363 Hearing"). A Third Party's failure to submit a qualified Acquisition
      -----------
Proposal shall disqualify that Third Party from bidding at any auction for the Acquired Assets and the Assumed Obligations or at the 363 Hearing. Upon receipt of an Acquisition Proposal, Sellers will promptly notify Purchaser and indicate in such notice the identity of the offeror and a complete and accurate description of the material terms thereof. Two (2) hours prior to the time of the 363 Hearing (or at 4:00 P.M., Eastern Time, on the day preceding the date of the 363 Hearing in the event that the 363 Hearing is scheduled for earlier than 11:00 A.M. Eastern Time), Purchaser and all Third Parties submitting Acquisition Proposals shall attend an overbid auction to be conducted by Sellers at the law offices of Young, Conaway, Stargatt & Taylor, 11th Floor, Rodney Square North, Wilmington, Delaware 19801 (the "Overbid Auction"). Notwithstanding the
                                 ---------------
foregoing, no Overbid Auction shall take place if no Third Party has submitted timely an Acquisition Proposal which complies with the terms of this Agreement and which in Sellers' sole and absolute discretion (but not in any manner inconsistent with the Bankruptcy Court proceedings) is superior to the Purchaser's Acquisition Proposal. Only Third Parties that have made an Acquisition Proposal may attend the Overbid Auction for the purpose of improving upon their respective Acquisition Proposals. Purchaser also may attend the Overbid Auction at which it may, in its sole and absolute discretion, improve the terms of this Agreement (a "Topping Offer").  Purchaser and any Third Party
                   -------------
submitting an Acquisition Proposal may improve upon their respective offers to Sellers at any time prior to the conclusion of the Overbid Auction, in increments of at least $100,000 in consideration. The Overbid Auction shall be deemed concluded in Sellers' discretion, and in any event no later than the time scheduled for the commencement of the 363 Hearing. Neither Purchaser nor any Third Party shall be entitled to improve its Acquisition Proposal after the conclusion of the Overbid Auction without the Bankruptcy Court's express approval. If upon the conclusion of the Overbid Auction, Purchaser has failed to make a Topping Offer or a Topping Offer which Sellers determine in their sole and absolute discretion (but not in any manner inconsistent with the Bankruptcy Court proceedings) to have been equal to or better than any other Acquisition Proposal as may have been amended prior to the conclusion of the Overbid Auction (taking into account any Break-up Fee and reimbursement of Expenses), Sellers may enter into a definitive agreement with the successful overbidding Third Party, and Purchaser will be entitled to payment of the Break-up Fee, and the Expenses shall be promptly reimbursed subject to the terms and conditions set forth in Section 11.2 of this Agreement. In the event Sellers determine in their sole and absolute discretion (but not in any manner inconsistent with the Bankruptcy Court proceedings) that the last offer submitted by Purchaser is equal to or better than the last offer submitted by all Third Parties at the Overbid Auction (taking into account any Break-up Fee and Expenses), then within three (3) business days following the conclusion of the Overbid Auction, Purchaser and Sellers shall enter into an amendment to this Agreement to reflect Sellers' acceptance of Purchaser's Topping Offer. If necessary, Purchaser and Sellers shall consent to a brief continuance of the Outside Date and the 363 Hearing (without any further right to overbidding by any third party) in order to complete the documentation of a successful Topping Offer.

     Notwithstanding anything in this Agreement to the contrary, Sellers may only enter into an Alternative Transaction which (i) is in writing, (ii) provides for the acquisition of all or substantially all of the assets of the Business, but in no event less than the Acquired Assets, (iii) is for a consideration of at least $41,800,000, subject to adjustment as provided in
Section 2.1 and Section 2.2, (iv) contains terms and conditions no less favorable to Sellers than the terms and conditions contained in this Agreement, and assumes at least the Assumed Obligations, (v) provides for a closing date no later than September 30, 1997, (vi) includes evidence satisfactory to Sellers in their sole and absolute discretion (but not in any manner inconsistent with the Bankruptcy Court proceedings) establishing that the Third Party is financially capable of timely performing in the event it is the successful bidder and (vii) includes a minimum cash deposit in an amount of at least $400,000 (an additional deposit may be requested by the Sellers in their sole discretion), which amount shall be forfeited if the Third Party both (x) is the successful overbidder at the 363 Hearing and (y) fails to consummate a transaction with the Sellers on or before September 30, 1997. In addition, prior to disclosing information not prohibited from being disclosed by Sellers pursuant to the terms and conditions of this Agreement or otherwise entering into any negotiations with a Third Party not prohibited pursuant to the terms and conditions of this Agreement, Sellers shall require such Third Party to execute a confidentiality agreement substantially similar to the one executed by Purchaser.

      7.2 Survival.  Following the execution of any amendments to this Agreement
          --------
pursuant to Section 7.1 above, unless specifically amended in such amendments, the provisions of this Article VII shall remain in effect and the receipt by
                       -----------
Sellers of any other offers, proposals or inquiries relating to any Acquisition Proposal shall be subject to the provisions of this Article VII.
                                                    -----------

                                 ARTICLE VIII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF PURCHASER

     The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date.

      8.1 Warranties True as of Both Present Date and Closing Date.  Each of the
          --------------------------------------------------------
representations and warranties of Sellers contained herein shall be true and correct on and as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

      8.2 Compliance with Agreement and Covenants; Certificates.  Sellers shall,
          -----------------------------------------------------
in all material respects, have performed all of their respective obligations and agreements and complied with all of their covenants contained in this Agreement to be performed and complied with by them on or prior to the Closing Date; and Sellers shall have delivered to Purchaser certificates of good standing for each of Sellers and a written statement, dated as of the Closing Date, from an authorized officer of each of AWC and Weaver as to compliance with Section 8.1 and this Section 8.2.

      8.3 Bankruptcy Conditions.
          ---------------------

          (a) (i) The 363 Order and the 365 Order and/or (ii) an 1129 Order shall have been entered by the Bankruptcy Court in accordance with this Agreement. Any motion for rehearing or reconsideration or the 363 Order, the 365 Order or the 1129 Order shall have been denied or withdrawn. The time allowed for appeals of the 363 Order, the 365 Order or the 1129 Order shall have expired without any appeal having been taken or, if the 363 Order, the 365 Order or the 1129 Order shall have been appealed, no stay shall be in effect.

          (b) Nothing in this Section 8.3, or any other section of this Agreement, shall preclude Sellers and Purchaser from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the 363 Order, the 365 Order, the 1129 Order or any other order be final orders. No notice of such waiver of this or any other condition to Closing need to be given except to Sellers or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m), or as the case may be Section 1129 of the

Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the closing occurs in the absence of final orders.

      8.4   [Intentionally Omitted].

      8.5   No Material Adverse Change.  There shall not have occurred a
            --------------------------
Material Adverse Change, and no event shall have occurred which, in the reasonable, good faith judgment of Purchaser may have a Material Adverse Effect. Sellers shall have delivered to Purchaser a written statement, dated as of the Closing Date, from an authorized officer of each of AWC and Weaver to the effect that, to the best knowledge of such officers after due inquiry, there has not occurred a Material Adverse Change, and no event has occurred which, in the reasonable, good faith judgment of Sellers may have a Material Adverse Effect.

      8.6   Business and Legal Review.  Purchaser shall have completed its own
            -------------------------
business, legal, financial and accounting review of Sellers and the Business, and their operations, finances, records and affairs, which review shall be satisfactory in all material respects to Purchaser in its sole discretion. Notwithstanding anything set forth in this Agreement to the contrary, Purchaser's rights under this Section 8.6 shall terminate on, and have no further force and effect subsequent to, August 15, 1997. Purchaser shall have the right to terminate this Agreement pursuant to this Section 8.6 by delivering written notice of such effect to AWC on or prior to August 15, 1997.

      8.7   Actions or Proceedings.  No action or proceeding shall have been
            ----------------------
instituted or threatened by or before any governmental or judicial authority which would enjoin, restrain or prohibit, or might result in substantial Losses in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, including, among other things, the integration of the operation of the Business with those of Purchaser and its affiliates or which would, in the reasonable judgment of Purchaser, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement including, among other things, the integration of the operation of the Business with those of Purchaser and its affiliates.

      8.8   Other Agreements.  Each of the Sellers' Escrow Agreement and Lease
            ----------------
Assignment Documents shall have been fully executed and delivered by the parties and will be in full force and effect.

      8.9   Physical Count.  Sellers and Purchaser and/or their respective
            --------------
Representatives shall have completed to Purchaser's reasonable satisfaction a complete and accurate physical count and inspection of the Acquired Assets.

      8.10  Other Documents.  Sellers will furnish Purchaser with such other and
            ---------------
further documents and certificates, including certificates of Sellers' officers and others, as Purchaser shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

      8.11  Equipment and Vehicles Title.  Sellers shall have discharged,
            ----------------------------
terminated or otherwise removed to the satisfaction of Purchaser all leases (other than those assumed by Purchaser), conditional sales contracts or any other type of rental arrangements relating in any manner to the Equipment and Vehicles.

      8.12  Bankruptcy Orders.  The Sale Procedures Order, the 363 Order, the
            -----------------
365 Order and/or the provisions of the 1129 Order shall be substantially in the forms set forth in Exhibit 5.11 and Exhibit 7.1(a), respectively or otherwise
                   ------------     --------------
reasonably acceptable to Purchaser.

      8.13  Consents and Approvals; Permits.  Sellers shall have delivered (a)
            -------------------------------
consents and approvals (which may be included in or covered by binding orders under the 365 Order and/or the 1129 Order) in form and substance to the reasonable satisfaction of Purchaser, from (i) each party to any of the Assumed Obligations, (ii) any Authority whose consent and approval is required for the consummation of the transactions contemplated hereby, including but not limited to, the transfer and assignment to Purchaser of the Permits, and (iii) any lenders, lessors, vendors, vendees or other persons or entities whose consent or approval is required for this transaction, and (b) certified resolutions of each Sellers' Board of Directors and the sole stockholder of Weaver.

      8.14  Non-Compete and Confidentiality Obligations.  On or prior to July
            -------------------------------------------
30, 1997, the Article XIV Parties other than Sellers shall have executed this Agreement with respect to their rights and obligations under Article XIV only and shall have delivered this Agreement, as so executed, to Purchaser.

      8.15  Lease Amendment.  On or before August 1, 1997, Purchaser shall have
            ---------------
entered into the Lease Amendment on terms and conditions reasonably satisfactory to Purchaser. Notwithstanding the foregoing, in the event that Purchaser has not entered into the Lease Amendment on terms and conditions reasonably satisfactory to Purchaser on or prior to August 1, 1997, this Agreement shall terminate pursuant to clause (ii) of the last sentence of Section 11.1, unless Purchaser determines to extend the period of time during which Purchaser shall have entered into the Lease Amendment.

      8.16  Time-Warner/United Features License Assignments.  Sellers shall have
            -----------------------------------------------
entered into the Time-Warner/United Features License Assignments to license on terms substantially similar to those terms currently existing under the Time-Warner/United Features Licenses and shall have effected the sale, assignment, transfer and delivery to Purchaser of all of the assets described in Section 1.1(l) containing any of the Time-Warner/United Features Characters, such that Purchaser shall acquire all right, title and interest in and to such assets, free and clear of any Liens or other encumbrances, other than those which may arise under the Time-Warner/United Features License and the Time-Warner/United Features License Assignments.

      8.17  Financing.  On or before August 1, 1997, Purchaser shall have
            ---------
received a commitment letter of its lender or other bank or financial institution satisfactory to Purchaser to provide debt financing on terms and conditions satisfactory to Purchaser. Purchaser shall, on or before August 1, 1997, notify Sellers of the receipt thereof and whether any notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Purchaser to consummate the transactions contemplated hereby in connection with receipt of the financing commitment. Notwithstanding the foregoing, in the event that Purchaser has not received such a commitment on or before August 1, 1997, this Agreement shall terminate pursuant to clause (i) of the last sentence of Section 11.1, unless Purchaser and Sellers mutually agree in writing to extend the period of time during which Purchaser shall obtain such a commitment letter.

      8.18  Capitalized Lease Obligations.  Concurrently with the Closing,
            -----------------------------
Sellers shall have paid off and discharged in full all obligations under all capitalized leases set forth on Schedule 5.23.
                                -------------

      8.19  Weaver Environmental Matters.  Purchaser shall be reasonably
            ----------------------------
satisfied, as to Sellers' compliance with Sellers' obligations under Section
13.2 that are to be performed prior to the Closing, and any remediation agreement entered into or to be entered into by Sellers' or other approval obtained or to be obtained by Sellers in connection therewith shall be reasonably satisfactory to Purchaser.


                                  ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

      The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

      9.1   Warranties True as of Both Present Date and Closing Date.  The
            --------------------------------------------------------
representations and warranties of Purchaser contained herein shall be true and correct on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

      9.2   Compliance with Agreements and Covenants; Certificates.  Purchaser
            ------------------------------------------------------
shall, in all material respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement, to be performed and complied with by it on or prior to the Closing Date; and Purchaser shall have delivered to Sellers a written statement, dated as of the Closing Date, from an authorized officer of Purchaser as to compliance, to the best knowledge of such officer after due inquiry with Section 9.1 and this Section 9.2.

      9.3   Actions or Proceedings.  No action or proceeding by any authority
            ----------------------
shall have been instituted or threatened by or before any governmental or judicial authority which would enjoin, restrain or prohibit, or might result in substantial Losses in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement (including any failure to obtain any required approval from the NJDEP with respect to the matters addressed in Section 13.2 hereof), or which would, in the reasonable judgment of Sellers, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

      9.4   Bankruptcy Conditions.
            ---------------------

            (a) Either (i) the 363 Order and 365 Order and/or (ii) the 1129 Order shall have been entered by the Bankruptcy Court. Any motion for rehearing or reconsideration of the 363 Order, the 365 Order or the 1129 Order shall have been denied or withdrawn. The time allowed for appeals of the 363 Order, the 365 Order or the 1129 Order shall have expired without any appeal having been taken or, if the 363 Order, the 365 Order or the 1129 Order shall have been appealed, no stay shall be in effect.

            (b) Nothing in this Section 9.4, or any other section of this Agreement, shall preclude Sellers and Purchaser from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the 363 Order, the 365 Order, the 1129 Order or any other order be final orders. No notice of such waiver of this or any other condition to Closing need to be given except to Sellers or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m), or as the case may be Section 1129 of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the closing occurs in the absence of final orders.

      9.5   Other Documents.  Purchaser will furnish Sellers with such other and
            ---------------
further documents and certificates, including certificates of Purchaser's officers and others, as Sellers shall reasonably request to evidence compliance by Purchaser with its conditions set forth in this Agreement.

                                   ARTICLE X

                                    CLOSING

      10.1  Closing.  The Closing shall take place at the offices of Goodwin,
            -------
Procter & Hoar LLP, Exchange Place, Boston, Massachusetts at 10:00 A.M. Eastern Time on the fifth business day after the conditions set forth in Articles VIII
                                                                 -------------
and IX hereof have been satisfied or waived by the party entitled to do so, or
    --
such other place or date as mutually agreed by the parties.

      10.2  Deliveries by Sellers.  At the Closing, Sellers will deliver the
            ---------------------
following to Purchaser: (a) such deeds, bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Purchaser and its counsel as may reasonably be required in order to convey to Purchaser all of Sellers' rights, title and interest in and to the Acquired Assets and to assign to Purchaser all of the Assumed Obligations in the manner provided for in this Agreement; (b) originals of, and duly executed assignments of, all of the following: (i) the Lease; (ii) the Sellers' Purchase Orders; and (iii) the Customer Orders; (c) copies (or if available, originals) of all of the Permits related to the Acquired Assets, the Assumed Obligations and the demised premises under the Lease, and reasonably necessary for the Business as conducted by Purchaser and Closing; (d) title for each of the Equipment and Vehicles, duly endorsed for transfer by sellers; (e) the written statements referred to in
Section 8.2 and Section 8.5; (f) the opinion referred to in Section 8.4; (g) executed trademark assignments; (h) executed patent assignments; (i) originals of the Lease Assignment Documents and the Sellers' Escrow Agreement; (j) a receipt for the Estimated Closing Purchase Price paid to Sellers at the Closing;
(k) all such documents as shall be required by the title insurance company selected by Purchaser with respect to the Owned Real Property; and (l) such other agreements, certificates and instruments as Purchaser shall reasonably request to consummate the transactions contemplated by this Agreement.

      10.3  Deliveries by Purchaser.  At the Closing, Purchaser will deliver the
            -----------------------
following to Sellers: (a) the Estimated Closing Purchase Price payable to Sellers at the closing pursuant to Section 2.1; (b) the statement referred to in
Section 9.2; (c) the opinion referred to in Section 9.5; and (d) such other agreements, certificates and instruments as Sellers shall reasonably request to consummate the transactions contemplated by this Agreement.

                                  ARTICLE XI

                                  TERMINATION

      11.1  Termination.  This Agreement may be terminated at any time on or
            -----------
prior to the Closing Date: (a) by the written agreement of Purchaser and Sellers; (b) by Purchaser or Sellers if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; (c) by either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenants or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party and such party has not waived such failure of satisfaction; (d) by either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach continues for more than 15 days after written notice by the terminating party, and such party has not waived such failure of satisfaction; (e) by Purchaser at any time during or after completion of its due diligence investigation, but in no event subsequent to the date of August 15, 1997, in the event that it determines, in its sole discretion, that the transactions contemplated by this Agreement are inadvisable for any reason; (f) by Purchaser or Sellers, if the Bankruptcy Court has not entered the Sale Procedures Order by August 15, 1997;
(g) by Purchaser or Sellers, if (i) the 363 Order and the 365 Order, or, in the alternative, (ii) the 1129 Order, has not been entered by September 30, 1997;
(h) by Purchaser or Sellers, if the Closing Date shall not have occurred on or prior to October 10, 1997, or such later date as may be mutually agreed to in writing by Purchaser and Sellers; (i) by Purchaser or Sellers, if (A) a qualified Acquisition Proposal (as provided in the Sale Procedures Order) has been timely submitted, and (B) Purchaser (x) has not delivered a Topping Offer to Sellers at any time prior to the deadline set forth in the Sale Procedures Order or (y) has delivered a Topping Offer to Sellers at any time prior to the deadline set forth in the Sale Procedures Order which Sellers, in the case with respect to clause (y), have determined, in their sole and absolute discretion, not to be equal to or better than all Acquisition Proposals; (j) by Purchaser if the Bankruptcy Court fails to approve the Break-up Fee and Expenses as part of the Sale Procedures Order by August 15, 1997; or (k) by Purchaser or Sellers if it or they shall have reasonably determined that it has become apparent that one or more of the conditions set forth in Article VIII (other than Section 8.6,
                                       ------------
Section 8.15 and Section 8.17) or Article IX, respectively, cannot be fulfilled or satisfied on or prior to the date specified for fulfillment thereof. Notwithstanding the foregoing, this Agreement shall terminate if (i) Purchaser has failed to notify Sellers of the receipt by Purchaser of the commitment letter referred to in Section 8.17 within the time period specified in said section, or (ii) Purchaser has not entered into the Lease Amendment pursuant to
Section 8.15 within the time period specified in said section.

      11.2    Break-up Fee.  In the event that this Agreement is terminated by
              ------------
Purchaser pursuant to Section 11.1(i), then Sellers shall pay to Purchaser promptly, but in no event more than 45 days following the date of the termination event, by wire transfer of immediately available funds, to such account as Purchaser shall designate, the Break-up Fee. In the event this Agreement is terminated pursuant to any of Section 11.1(a) through Section 11.1(d), Section 11.1(f) through Section 11.1(h) or Section 11.1(k) (other than as a result of a material breach by Purchaser of its obligations, representations, warranties or other agreements hereunder, which breach has continued for more than 15 days after written notice to Purchaser (provided such breach was not caused by or did not result from a breach of this Agreement by either of the Sellers), then Sellers shall pay to Purchaser, Chilmark and Cape Ann promptly, but in no event more than 15 days following the date of the termination event, by wire transfer of immediately available funds, to such account as Purchaser shall designate, all of Purchaser's, Chilmark's and Cape Ann's actual expenses based on reasonably detailed documentation up to an aggregate amount of $300,000 incurred by them in connection with the transactions contemplated by this Agreement ("Expenses"). If at any time after the date of any termination of this Agreement pursuant to Section 11.1 hereof (other than pursuant to Section 11.1(e) or the last sentence of Section 11.1 or as a result of a material breach of Purchaser's obligations, representations, warranties or other agreements hereunder, which breach has continued for more than 15 days after written notice to Purchaser (provided such breach was not caused by or did not result from a breach of this Agreement by either of the Sellers)), and assuming Purchaser has not previously received the Break-up Fee, and Sellers endorse or accept an Alternative Transaction that is consummated within one year from the date of termination of this Agreement, then simultaneous with such consummation, Sellers shall pay the Break-up Fee and reimburse the Expenses. In any event, the total amount of fees and expenses paid pursuant to this Section
11.2 shall not exceed $1,300,000. Payment of any fees and expenses paid pursuant to Section 11.2 is conditioned on approval by the Bankruptcy Court as part of the Sale Procedures Order.

      11.3    Effect of Termination. if this Agreement is terminated in
              ---------------------
 accordance with Section 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except for the provisions of Articles VII and XII,
                                                        ------------     ---
 this Article XI, and Article XIV with respect to any reference therein to
      ----------      -----------
 confidentiality obligations of the Purchaser, Chilmark and Cape Ann.

      11.3    Purchaser's Escrow Fund. If the transactions contemplated hereby
              -----------------------
fail to close because of Purchaser's failure to satisfy a condition to Closing, the Purchaser's Escrow Fund shall be retained by the Sellers as liquidated damages and any damage claim against Purchaser shall be limited to the Purchaser's Escrow Fund. Such Purchaser's Escrow Fund shall be refunded to the Purchaser in the event Sellers are unable to obtain Bankruptcy Court approval of the transactions contemplated hereby, or if such transactions fail to close for any reason other than the Purchaser's failure to satisfy a condition to Closing.


                                  ARTICLE XII

                     SURVIVAL AND REMEDY; INDEMNIFICATION

      12.1    Survival. All of the terms and conditions of this Agreement and
              --------
any Contract including the parties of this Agreement contemplated hereby, together with the warranties, representations, agreements and covenants contained herein or therein or in any instrument or document delivered or to be delivered pursuant to this Agreement, and any Contract including the parties to this Agreement contemplated hereby, shall survive the execution of this Agreement and the Closing, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in this Article XII, which will survive as provided below) set forth in
              -----------
this Agreement, the Sellers' Escrow Agreement, shall survive and continue until the later of (i) when all obligations set forth therein shall have been performed and satisfied and the applicable statute of limitations for breaches or defaults of such agreements and covenants has expired and (ii) the third anniversary of the Closing Date; and (b) all representations and warranties, and the agreements of Sellers and Purchaser to indemnify each other set forth in this Article XII, shall survive and continue for, and all indemnification claims
     -----------
with respect thereto shall be made prior to the end of three years from the Closing Date, except for (i) indemnification claims arising in connection with timely indemnification claims made by Megas under the Megas Escrow Agreement and the Megas

Escrow Account relating thereto, and (ii) representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof.

      12.2    Indemnification by Sellers. Each of the Sellers jointly and
              --------------------------
severally agree to indemnify Purchaser and each of its affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by Purchaser or any of its affiliates (or any combination thereof) arising out of any of the following: (a) any material breach of or any inaccuracy in (or any alleged breach made by a person other than Purchaser of or inaccuracy in) any representations or warranty made by Sellers pursuant to this Agreement, any Contract including the parties to this Agreement contemplated hereby, any document relating hereto or thereto or contained in any Schedule or Exhibit to this Agreement, and any breach of or failure by Sellers to perform (or alleged breach of or failure by Sellers to perform) any covenant or obligation of Sellers set out in this Agreement, any Contract including the parties to this Agreement contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; (b) any of the Excluded Assets; (c) any Unassumed Liabilities; (d) the Bulk Sales Laws of any jurisdiction in connection with transactions contemplated by this Agreement; (e) any Claims by or liabilities with respect to any employee of Sellers with respect to his or her employment or termination of employment by Sellers at or prior to the Closing Date, including, without limitation, any and all worker's compensation claims or liabilities to the extent arising out of any accidents, illness or other events which occurred on or prior to the Closing Date; (f) to the extent not included in clauses (a)-(e)
                                                                ---------------
above, irrespective of whether or not Sellers had knowledge of the matters referred to in this clause (f), and irrespective of whether or not the
                    ----------
representations and warranties set forth in this Agreement were breached, including without limitation the items disclosed on Schedule 3.13, any and all
                                                    -------------
Environmental Liabilities and Costs (including, without limitation, (i) the Release of any Contaminant on, upon or into any property and (ii) damage to real or personal property or natural resources and/or harm or injury to persons or entities alleged to have resulted from any such Release of Contaminants) arising out of or in connection with the present or past operations and facilities of Sellers as conducted prior to the Closing Date; (g) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any investigation, action, suit, proceeding or other Claim incident to any of the foregoing; (h) any litigation to which Seller is a party relating to the foregoing; and (i) any use of the Acquired Assets by any person while such Acquired Assets are located in AWC's facilities or otherwise are in the possession of AWC.

      12.3    Indemnification by Purchaser. Purchaser agrees to indemnify
              ----------------------------
Sellers and each of their affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Sellers or any of its affiliates (or any combination thereof) arising out of any of the following:
(a) any material breach of or any inaccuracy (or any alleged breach made by a person other than Purchaser of or inaccuracy in) any representations or warranty made by Purchaser pursuant to this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any schedule or Exhibit to this Agreement, (b) breach of or failure by Purchaser to perform (or alleged breach of or failure by Purchaser to perform) any covenant or obligation of Purchaser set out in this Agreement, any Agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Schedule or Exhibit to this Agreement, including the failure to pay, perform or discharge when due any Assumed Obligations, (c) any Losses relating to the ownership of the Acquired Assets or the conduct of the Business after the Closing Date, and (d) any Losses or liabilities incurred by Sellers due to Purchaser's breach of the Assumed Obligations.

      12.4    Indemnity Limits.
              ----------------

              (a) Indemnification claims shall be reduced, by and to the extent, that an indemnitee shall actually receive proceeds under insurance policies, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee; provided, however, that such reduction shall only be to the extent that such proceeds are paid without recourse to the indemnitee by way of deductibles, re-insurance, retro-payments or other risk or loss sharing agreement.

              (b) Purchaser will not be entitled to indemnification pursuant to Section 12.2 and Sellers will not be entitled to indemnification pursuant to
Section 12.3 with respect to any breach or misrepresentation of any representation or warranty until such time as its respective aggregate right to such indemnification exceeds $100,000 after which, Purchaser or Sellers will be entitled to such indemnification for all Losses, and provided that with regard to indemnification of Purchaser with respect to Environmental Liabilities and Costs (including those under Section 5.20) or Taxes, Purchaser will be entitled to indemnification without regard to the $100,000 threshold. The amount of indemnification to which Purchaser shall be entitled pursuant to this Article
                                                                      -------
XII shall be drawn solely from the amount then held in escrow under the Sellers'
---
Escrow Agreement which shall be Purchaser's sole and exclusive remedy therefor.

      12.5    Third-Party Claims. Except as otherwise provided in this
              ------------------
Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article XII relating to or arising out of
                                 -----------
Claims, actions or omissions by authorities, or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the "indemnitee") of notice of the commencement of any (a) tax audit or proceeding
 ----------
for the assessment of any Tax by any Taxing authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any Claim, liability or obligation by an authority or a third party (whether by legal process or otherwise), against which Claim, liability or obligation of a party under Sections 11.2 and/or 11.3 (hereinafter the "indemnitor") is, or may be, required under this Agreement to
                  ----------
indemnify such indemnitee, the indemnitee will, if a claim thereon is to be, or may be, made against the indemnitor pursuant to this Article XII, notify the
                                                     -----------
indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof, but the failure to so notify indemnitor shall not relieve indemnitor from its obligations hereunder except to the extent that it is prejudiced by the failure or delay in giving such notice. The indemnitor shall have, in all instances the right to participate in the defense of such action unless such action (a) may result in Orders, injunctions or other equitable remedies in respect of the indemnitee or its business; or (b) may result in liabilities which, taken with other then existing claims under this Article XII, would not be fully
                                      -----------
indemnified hereunder. The indemnitor shall have 10 days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume defense thereof. If the indemnitor does assume such defense and so notifies the indemnitee, or if the indemnitor is barred from assuming such defense pursuant to this Section 12.5, then the indemnitee shall assume such defense, subject to the participation of the indemnitor, as provided in this
Section 12.5, and the indemnitee's reasonable fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the indemnitor. In any case, the indemnitor and indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense. If the indemnitee shall be required by judgment or a settlement Agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability, subject to this Article XII. Prior to paying
                                                   -----------
any claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a Taxing authority, holding the indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the indemnitor, which shall not be unreasonably withheld. An indemnitor or indemnitee shall have the authority to settle or compromise any Claim for which it has assumed or conducted the defense pursuant to this Section 12.5; provided that an indemnitor shall not settle or compromise any such Claim if such settlement or compromise would result in any Order, injunction or other equitable remedy in respect of the indemnitee or its business, or would result in liabilities which, taken together with other existing claims under this
Article XII, would not be fully indemnified hereunder, in each case, without the
-----------
prior written consent of the indemnitee, which consent shall not be unreasonably withheld. An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or claim or (y) the indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or Claim pursuant to this
Section 12.5, or (z) such indemnitee shall have reasonably concluded based upon the advice of counsel that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall borne by the indemnitor.

      12.6    Determination of Indemnification Amount.  In the event that any
              ---------------------------------------
indemnitee believes that it is entitled to claim indemnification from an indemnitor under this Article XII, the indemnitee shall notify the indemnitor of
                      -----------
such claim, the amount or estimated amount thereof and the basis of such claim (which will be described in reasonable detail). The indemnitor, on the one hand, and Purchaser or Sellers, as the case may be, which is not the indemnitor, on the other hand, will proceed, in good faith, and using reasonable efforts, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within 30 days after notice, (a) if such indemnification claim arises out of a claim by an authority or third party of the type referred to in Section 12.5, then the amount of such indemnification claim will be determined pursuant to a final judgment or settlement or compromise pursuant to Section 12.5, or (b) if such indemnification claim does not arise out of such a third party claim, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The determination of the amount of any indemnification claim pursuant to this Section 12.6 will be final, binding and conclusive, and the indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the indemnitor, within 10 days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction to enforce such payment (the reasonable fees and expenses of such enforcement, if necessary, to be borne by the indemnitor). In addition, if the indemnitor does not pay in full the indemnification claim, within 10 days, as aforesaid, the amount of the indemnification claim, as finally determined, will be increased to include accrued interest thereon from the date payment is due until the date full payment is received equal to the "prime" rate announced from time to time by Citibank, N.A., plus 2%, until the date indemnitee receives the full indemnification amount.


                                 ARTICLE XIII

                          INSURANCE AND OTHER MATTERS

      13.1    Certain Insurance Matters. Purchaser shall be entitled to make
              -------------------------
claims against Sellers' insurance policies and coverage which are occurrence policies from and after the Closing Date for all matters, injuries and claims arising prior to the Closing Date relating in any way to the Acquired Assets or Assumed Liabilities in the same manner and subject to the same terms, conditions and limitations as Sellers prior to the Closing Date. Purchaser will have no obligations or liabilities under such insurance policies for additional premiums or similar payments after the Closing Date, either due to retroactive adjustments, audits, roll-backs or otherwise. Sellers will cooperate after the Closing Date with Purchasers and its insurance carriers and agents in connection with the foregoing and with Purchaser in establishing new insurance policies and coverage for Purchaser from and after the Closing Date. Notwithstanding the foregoing, Purchaser shall be entitled to make claims against Sellers' insurance policies and coverage only to the extent permitted by the carriers of such insurance and Sellers shall be entitled to make claims against Sellers' insurance policies and coverage only to the extent permitted by such carriers, and Purchaser and Seller shall cooperate with each other in connection with any of the foregoing claims.

      13.2    Weaver Environmental Matters.
              ----------------------------

              (a) The Elmwood Park, New Jersey, facility (the "Premises") is an industrial establishment regulated by the Industrial Site Recovery Act, N.J.S.A., 13:1K-6 et seq., and the other statutes and regulations adopted thereunder or applicable thereto (including the Hazardous Discharge Site Remediation Site Act, N.J.S.A. 58:10B-1 et seq.) ("ISRA"). Sellers shall, at their sole cost and expense, initiate and diligently pursue to completion (whether before or after the Closing) compliance with all requirements of ISRA until they obtain a No Further Act Letter, as defined by ISRA, or equivalent approval, issued and approved by the New Jersey Department of Environmental Protection ("NJDEP") for the Premises. Subject to Section 8.19, the Closing may occur pursuant to the terms of a remediation agreement or other approval permitted by ISRA.

              (b) Purchaser shall cooperate and assist Sellers in obtaining the approval of NJDEP (and/or other governmental bodies) sought by Sellers, including to allow remediation to the cleanup levels applicable to the existing use of the Premises, such assistance to include consenting to and/or executing or recording engineering or institutional controls. Whenever Sellers make or intend to make any proposal permitted under this Section 13.2 to utilize less stringent cleanup standards or levels, or institutional and/or engineering controls, with respect to each such proposal, Purchaser shall have the right to reject such proposal if the implementation, operation and/or maintenance of the proposed standard, level, or institutional and/or engineering control would have an adverse impact on Purchaser's continuation of the exiting use of the Premises, and in all other instances Purchaser shall accept and comply with the terms of the proposal, standard, level and/or control.

              (c) Upon reasonable notice to Purchaser, the Sellers and their agents and representatives shall have the right to enter upon the Premises in order to perform any activities necessary or advisable, in Sellers' reasonable opinion, to comply diligently with ISRA obligations or other remedial obligations. The right of access set forth in this Section 13.2 is irrevocable for the duration of any and all remedial activities hereunder, including investigative activities, for which Sellers are responsible.

              (d) Sellers agree that, during the course of Sellers' performance of any ISRA obligations hereunder or other remedial obligations, Sellers shall take reasonable measures to avoid interference with the business operations of Purchaser at the Premises and, at the completion of Sellers' remedial activities, to restore the Premises, to the extent practicable, to substantially its pre-closing condition, in each case, after accounting for the nature and type of remediation approved by NJDEP.

              (e) The obligations, rights and liabilities of Sellers and Purchasers as set forth in this Section 13.2 shall survive the Closing.

                                  ARTICLE XIV

                      NONCOMPETITION AND CONFIDENTIALITY

     Each of the Article XIV Parties severally and only for itself acknowledges that it or he has a special knowledge of the Business and the proprietary and confidential information included in the Acquired Assets, and that Purchaser is making a considerable investment in the Acquired Assets from which investment the Article XIV Parties have benefited. In consideration of this Agreement and such investment and benefit, and as an inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated herein, each of the
Article XIV Parties severally and only for itself agrees that, for a period of five years after the Closing Date, (i) it or he will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or that otherwise engages in the Business; or have any financial interest in, or aid or assist anyone else in the conduct of, any business that competes with the Business as conducted on the date hereof (a "Competitive Business"); provided, however, that a Article XIV Party may own
---------------------    --------  -------
less than 1% of any outstanding class of publicly traded securities of an issuer that is a Competitive Business, and (ii) it or he will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, Confidential Information (as defined below) and Sellers shall use their reasonable best efforts to cause all persons or entities to whom any Confidential Information has been disclosed without violation hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. In consideration of this Agreement and the transactions contemplated hereby, and as an inducement to Sellers to enter into this Agreement, each of Purchaser, Chilmark and Cape Ann severally and only for itself agrees that, if but only if this Agreement is terminated and the Closing Date does not occur, for a period of five years after the Outside Date it will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Sellers, Confidential Information and it shall use its reasonable best efforts to cause all persons or entities to whom any Confidential Information has been disclosed without violation hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. "Confidential Information" means any trade secret,
                           ------------------------
confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phrase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of Sellers specifically relating to the Business, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no
      ------------------------
obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by any of the
Article XIV Parties. The Article XIV Parties (or Purchaser, Chilmark or Cape Ann, if applicable), shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefor is specifically required by law; provided, however, that in the event disclosure is
                              --------  -------
required by applicable law, the Article XIV Parties shall provide Purchaser (or Purchaser, Chilmark or Cape Ann, as the case may be, shall provide the Article XIV Parties, if applicable) with prompt notice of such requirement, prior to making any disclosure, so that Purchaser (or the Article XIV Parties, if applicable) may seek an appropriate protective order, and shall cooperate with Purchaser in connection therewith.

     For a period of five years following the Closing Date, each of the Article XIV Parties severally and only for itself agrees that it or he will not without the express prior written approval of the Board of Directors of Purchaser (A) directly or indirectly recruit, solicit or otherwise induce or influence any employee, sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with Sellers relating to the Business, to discontinue, reduce or adversely modify such employment, agency or business relationship with Purchaser as it relates solely to the Business, or
(B) only to the extent competitive with the Business as conducted on the Closing Date, employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by Purchaser. Notwithstanding the foregoing, nothing herein shall prevent an officer of Sellers from providing a letter of recommendation to an employee with respect to a future employment opportunity.

     For a period of five years following the Closing Date, each of the Article XIV Parties severally and only for itself agrees that it or he will not without the express prior written approval of the Board of Directors of Purchaser, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of Purchaser to discontinue, reduce or modify such business relationship with Purchaser to the extent such business relationship pertains to the Business.

     Each of the Article XIV Parties severally and only for itself agrees, and each of Purchaser, Chilmark and Cape Ann severally and only for itself agrees, that the violation or threatened violation of any of the provisions of this
Article XIV by it or him shall cause immediate and irreparable harm to Purchaser (or an Article XIV Party, if applicable) and that the damage to Purchaser (or an Article XIV Party, if applicable) will be difficult or impossible to calculate with precision. Therefore, in the event that any of the Article XIV Parties (or Purchaser, Chilmark or Cape Ann, if applicable) violate this Article XIV, an injunction restraining such Article XIV Parties (or Purchaser, Chilmark or Cape Ann, if applicable) from such violation may be entered against the relevant
Article XIV Party (or Purchaser, Chilmark or Cape Ann, if applicable) in addition to any other relief available to Purchaser (or an Article XIV Party, if applicable).

     If, at the time of enforcement of any provision of this Article XIV, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law.


                                  ARTICLE XV

                                 MISCELLANEOUS

      15.1     Expenses.  Subject to Section 11.2, each party hereto shall bear
               --------
its own expenses with respect to this transaction. Sellers agree to pay and be responsible for all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any authority, required to be paid by any party in connection with the transfer of the Acquired Assets.

      15.2     Amendment; Supplemental Disclosure.  This Agreement may be
               ----------------------------------
amended, modified or supplemented but only in writing signed by all of the parties hereto. Sellers shall have the right from time to time prior to August 1, 1997 to update or supplement the Disclosure Schedules with respect to any matter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule. Notwithstanding the foregoing, Sellers shall have the right from time to time after the date of this Agreement to update or supplement the Disclosure Schedules with respect to any matter hereafter arising which was not in existence as of the date of this Agreement; provided, however, that (i) such updated or supplemental disclosure will not modify or otherwise affect the Assumed Obligations, except in accordance with this Agreement, and (ii) any such updated or supplemental disclosure will not be deemed to have been disclosed as of the date of this Agreement for any purposes of this Agreement (other than to provide such updated and supplemental disclosure to Purchaser), including without limitation, for purposes of determining whether or not the conditions set forth in Articles VIII and IX hereunder have been satisfied. Every disclosure and statement made in any Disclosure Schedule shall be deemed a disclosure and statement in all other applicable Disclosure Schedules.

      15.3    Notices.  Any notice, request, instruction or other document to
              -------
be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, or (ii) on the date of transmission if sent by nationally recognized overnight courier, certified or registered mail, return receipt requested, or (iii) three days after being deposited in the U.S. mail, postage prepaid:

               (A)  If to Sellers, addressed as follows:

                           American White Cross, Inc.
                           15200 I-45 North
                           Houston, Texas 77090
                           Attention:  President

                           with copies to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Attention: Roger Andrus, Esq.

                                  and

                           Creditors' Committee
                           c/o Klehr, Harrison, Harvey et. al.
                           222 Delaware Avenue, Suite 1101
                           Wilmington, DE 19801-1621
                           Attention:  Joanne Wills, Esq.

               (B)  If to Purchaser, addressed as follows:

                           NutraMax Products, Inc.
                           9 Blackburn Drive
                           Gloucester, MA 01930
                           Attention: Robert F. Burns, Vice President and
                                      Chief Financial Officer

                           with copies to:

                           Eugene M. Schloss, Jr., Esq.
                           1700 Cary Road
                           Huntingdon Valley, PA 19006-5002

                                   and

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           53 State Street
                           Boston, MA 02109
                           Attention: Michael J. Pappone, P.C.

                                   and

                           Cape Ann Investors, L.L.C.
                           c/o Chilmark Fund II, L.P.
                           875 N. Michigan Avenue
                           Suite 2100
                           Chicago, IL 60611
                           Attention: David M. Schulte

                           with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY  10006
                           Attention:  James E. Millstein, Esq.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

      15.4     Waivers.  The failure of a party hereto at any time or times to
               -------
require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

      15.5     Counterparts.  This Agreement may be executed simultaneously in
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.6     Headings.  The headings preceding the text of Articles and
               --------
Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

      15.7     APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
               --------------
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION.

      15.8     Binding Nature; Assignment.  This Agreement shall be binding
               --------------------------
upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that
(i) Purchaser may assign any of its rights and obligations hereunder to any affiliate or wholly-owned subsidiary of Purchaser which shall assume, all obligations and liabilities hereunder, but such assignment shall not relieve Purchaser from any such obligations or liabilities, (ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and

(iii) as otherwise provided in this Agreement. Other than the provisions of
Article XII, nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      15.9     No Third Party Beneficiaries.  This Agreement is solely for the
               ----------------------------
benefit of the parties hereto and their respective affiliates and, except for the provisions of Article XII, no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      15.10    Tax Matters.
               -----------

               (a) Purchaser and Sellers shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, the Purchase Price allocation made pursuant to Section 2.3 hereof.

               (b) Purchaser shall make available to Sellers, and Sellers shall make available to Purchaser, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by Sellers or Purchaser and (ii) such records as Sellers or Purchaser may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Sellers or Purchaser was included.

      15.11    Other Instruments.  Upon the reasonable request of Purchaser,
               -----------------
Sellers will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets and Assumed Obligations.

      15.12    Construction.  The language used in this Agreement will be
               ------------
deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail of the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

      15.13    Entire Understanding.  This Agreement sets forth the entire
               --------------------
agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                              PURCHASER:

                              NUTRAMAX PRODUCTS, INC.

                                  /s/ Donald E. Lepone
                              By:_______________________________________
                                 Name: Donald E. Lepone
                                 Title: President and Chief Executive Officer


                              SELLERS:

                              AMERICAN WHITE CROSS, INC.

                                  /s/ Howard Koenig
                              By:_______________________________________
                                 Name: Howard Koenig
                                 Title: President


                              WEAVER MANUFACTURING CORPORATION

                                  /s/ Howard Koenig
                              By:_______________________________________
                                 Name: Howard Koenig
                                 Title: President

ONLY WITH RESPECT TO
ARTICLE XIV HEREOF:

 /s/ Howard Koenig
___________________________
Name: Howard Koenig

/s/ Scott Vertrees
___________________________
Name: Scott Vertrees

ONLY WITH RESPECT TO
SECTION 5.16 HEREOF:

ELECTRA FLEMING, INC.

    /s/ Diane M. Smith
By:____________________________________
  Name: Diane M. Smith
  Title: Principal

THE UNOFFICIAL COMMITTEE
OF UNSECURED CREDITORS

    /s/ Victor P. Zosda
By:____________________________________
  Name: Victor P. Zosda
  Title: Chairman

ONLY WITH RESPECT TO
ARTICLE XIV HEREOF:

CHILMARK FUND II, L.P.

By: Chilmark II, L.L.C.,
    its General Partner

    /s/ Joel S. Friedland
By:____________________________________
  Name: Joel S. Friedland
  Title: Vice President

CAPE ANN INVESTORS, L.L.C.

By: Chilmark Fund II, L.P.,
    its Managing Member

By: Chilmark II, L.L.C.,
    its General Partner

    /s/ Joel S. Friedland
By:____________________________________
  Name: Joel S. Friedland
  Title: Vice President

ONLY WITH RESPECT TO
SECTION 1.1(c), SECTION 1.1(o)
AND SECTION 1.2 HEREOF:

ACME/CHASTON PUERTO RICO, INC.

    /s/ Howard Koenig
By:____________________________________
  Name: Howard Koenig
  Title: President